                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

[X]     Filed by the Registrant
[ ]     Filed by a Party other than the Registrant

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         TELETOUCH COMMUNICATIONS, INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: N/A

(2) Form, Schedule or Registration Statement No.: N/A

(3) Filing Party: N/A

(4) Date Filed: N/A

                         TELETOUCH COMMUNICATIONS, INC.

                                     [Logo]

                            110 N. COLLEGE, SUITE 200
                               TYLER, TEXAS 75702

September 26, 2002

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Teletouch Communications, Inc. on November 7, 2002. The Annual Meeting will begin at 10:00 a.m. local time at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202.

Information regarding each of the matters to be voted on at the Annual Meeting is contained in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We urge you to read the Proxy Statement carefully. The Proxy Statement is being mailed to all stockholders on or about September 26, 2002.

Because it is important that your shares be voted at the Annual Meeting, we urge you to complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope, whether or not you plan to attend in person. If you are a stockholder of record and do attend the meeting and wish to vote your shares in person, even after returning your proxy, you still may do so.

We look forward to seeing you in Dallas on November 7, 2002.

Very truly yours,

/s/ Robert M. McMurrey

Robert M. McMurrey
Chairman of the Board

                         TELETOUCH COMMUNICATIONS, INC.
                            110 N. COLLEGE, SUITE 200
                               TYLER, TEXAS 75702

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF TELETOUCH COMMUNICATIONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Teletouch Communications, Inc., a Delaware corporation, will be held on November 7, 2002, at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202, at 10:00 a.m. local time, and thereafter as it may from time to time be adjourned, for the purposes stated below:

1. To elect two Class II directors to serve for three years and until their successors have been duly elected and shall qualify;

2. To ratify the selection of Ernst & Young LLP as the Company's independent accountants;

3. To approve the amendment of the Company's Certificate of Incorporation providing for an increase in the authorized shares of common stock to 70,000,000 shares;

4. To approve the issuance of 1,000,000 shares of Series C Preferred Stock and warrants to purchase 6,000,000 shares of the Company's common stock to certain affiliates of the Company;

5.   To approve the restatement of the Company's Certificate of Incorporation;

6. To adopt and ratify the Company's 2002 Stock Option and Appreciation Rights Plan; and

7.   To transact such other business as may properly come before the meeting.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders. Only those stockholders of record at the close of business on September 18, 2002 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments thereof. The stock transfer books will not be closed.

Stockholders should note that the Teletouch By-Laws provide that no proposals or nominations of directors by stockholders shall be presented for vote at an annual meeting of stockholders unless notice is provided to the board of directors or the Teletouch Secretary no later than the close of business on the fifth day following the day on which notice of the meeting is first given to stockholders.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED.

Tyler, Texas                                 By order of the Board of Directors
September 26, 2002
                                             TELETOUCH COMMUNICATIONS, INC.

                                             /s/ Susie M. Fowler

                                             Susie M. Fowler, Secretary

                                TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING                                1
   Why did you send me this proxy statement/                                   1
   How many votes do I have?                                                   1
   What proposals will be addressed at the Annual Meeting?                     1
   Who may vote on these proposals?                                            2
   Why would the Annual Meeting be postponed?                                  2
   How do I vote by proxy?                                                     2
   How do I vote in person?                                                    3
   May I revoke my proxy?                                                      3
   What vote is required to approve each proposal?                             3
   Are there any dissenters' rights of appraisal?                              4
   Who bears the cost of soliciting proxies?                                   4
   Where are Teletouch's principal executive offices?                          5
   How can I obtain additional information about Teletouch?                    5
INFORMATION ABOUT TELETOUCH STOCK OWNERSHIP                                    5
   Which stockholders own at least five percent of Teletouch?                  5
   How much stock is owned by directors and executive officers?                7
   Do any of the officers or directors have an interest in the matters
     to be acted upon?                                                         9
   Did directors, executive officers and greater-than-ten percent stockholders comply with Section 16(a) beneficial ownership
     reporting requirements in Fiscal 2002?                                    9
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS                             9
   Directors and Executive Officers                                            9
   Nominees to the Board of Directors                                         12
   The Board of Directors                                                     12
   Committees of the Board of Directors                                       12
   Audit Committee Report                                                     13
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS                              14
   Executive Compensation                                                     14
   Option/SAR Grants in Last Fiscal Year (2002)                               15
   Aggregated Option/SAR Exercises in Last Fiscal Year; Fiscal Year-End
   Option/SAR Values                                                          16
   Compensation Committee Report on Executive Compensation                    16
   Performance Graph                                                          18
   Remuneration of Directors                                                  19
   Employment Agreements                                                      20
   Consulting and Other Arrangements                                          21
   Compensation Committee Interlocks and Insider Participation                21
   Stock Option Plan                                                          21

                                                                     (CONTINUED)

(CONTINUED)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                22
   Transactions with Management and Others                                    22
   Selected Financial Information                                             28
   Fairness Opinion Issued by Financial Advisor                               29
INDEPENDENT PUBLIC ACCOUNTANTS                                                35
DISCUSSION OF PROPOSALS RECOMMENDED FOR CONSIDERATION
  BY STOCKHOLDERS                                                             36
   PROPOSAL 1                                                                 36
   PROPOSAL 2                                                                 36
   PROPOSAL 3                                                                 37
   PROPOSAL 4                                                                 37
   PROPOSAL 5                                                                 41
   PROPOSAL 6                                                                 41
OTHER PROPOSED ACTION                                                         42
STOCKHOLDER PROPOSALS AND SUBMISSIONS                                         43
ATTACHMENT I:     Proxy

APPENDIX A:    Text of Amendment to Certificate of Incorporation increasing the authorized number of shares of common stock to 70,000,000

APPENDIX B:    Text of the Designation of Terms Rights and Preferences of the
               Series C Preferred Stock

APPENDIX C:    Text of the 2002 Stock Option and Appreciation Rights Plan

APPENDIX D:    Fairness Opinion of Hoak Breedlove Wesneski & Co., Financial
               Advisor, dated August 7, 2002

                         TELETOUCH COMMUNICATIONS, INC.

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                November 7, 2002

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the board of directors of Teletouch Communications, Inc., a Delaware corporation (Teletouch or the Company), for use at the Annual Meeting of Teletouch stockholders to be held at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202, on November 7, 2002, at 10:00 a.m. local time, and at any adjournments of the Annual Meeting. This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided.

HOW MANY VOTES DO I HAVE?

We will send this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about September 26, 2002 to all stockholders. Stockholders who owned Teletouch common stock at the close of business on September 18, 2002 (the Record Date) are entitled to one vote for each share of common stock they held on that date, in all matters properly brought before the Annual Meeting.

On the Record Date, there was one class of stock issued and outstanding, the common stock. On that date there were 4,792,650 shares of common stock outstanding, and each share of common stock is entitled to one vote.

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

We will address the following proposals as the Annual Meeting:

1. Election of two Class II directors, each to serve for three years and until their successors have been duly elected and qualified.

2. Ratification of the selection of Ernst & Young LLP as the Company's independent accountants.

3. Approval of the amendment of the Company's Certificate of Incorporation providing for an increase in the authorized shares of the Company's common stock to 70,000,000 shares.

4. Approval of the issuance of 1,000,000 shares of Series C Preferred Stock and warrants to purchase 6,000,000 shares of the Company's common stock to certain affiliates of the Company.

5. Approval of the restatement of the Company's Certificate of Incorporation.

6. Adoption and ratification of the Company's 2002 Stock Option and Appreciation Rights Plan.

7. Transaction of such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

The Company's board of directors has taken unanimous affirmative action with respect to each of the foregoing proposals and recommends that the stockholders vote in favor of each of the proposals.

WHO MAY VOTE ON THESE PROPOSALS?

All of the holders of record of Teletouch common stock at the close of business on September 18, 2002 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 4,792,650 shares of common stock outstanding and entitled to vote. The presence of at least one-third of the outstanding shares of common stock will constitute a quorum for the purpose of transacting business at the Annual Meeting.

The Notice of Annual Meeting, this proxy statement, the enclosed proxy and the Teletouch Annual Report to Stockholders for the year ended May 31, 2002 are being mailed to stockholders on or about September 26, 2002.

WHY WOULD THE ANNUAL MEETING BE POSTPONED?

The Annual Meeting will be postponed if a quorum is not present on November 7, 2002. The presence in person or by proxy of at least one-third of the shares of common stock outstanding as of the Record Date will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business but are not counted as affirmative votes for purposes of determining whether a proposal has been approved.

HOW DO I VOTE BY PROXY?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors as follows:

         o    FOR the election of the Class II director nominees
         o    FOR ratification of the selection of independent accountants
         o FOR approval of the amendment of the Company's Certificate of Incorporation to increase the number of shares of common stock to 70,000,000
         o FOR approval of the issuance of 1,000,000 shares of Series C Preferred Stock and warrants to purchase 6,000,000 shares of the Company's common stock to certain affiliates of the Company
         o FOR approval of the restatement of the Company's Certificate of Incorporation
         o FOR adoption and ratification of the Company's 2002 Stock Option and Appreciation Rights Plan

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

HOW DO I VOTE IN PERSON?

If you plan to attend the Annual Meeting and vote in person on November 7, 2002, or at a later date if the meeting is postponed, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

MAY I REVOKE MY PROXY?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in three ways:

         o    You may send in another proxy with a later date.
         o You may notify Teletouch in writing (by you or your attorney authorized in writing, or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting, that you are revoking your proxy.
         o    You may vote in person at the Annual Meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

PROPOSAL 1:  ELECTION OF DIRECTORS.

A plurality of the eligible votes cast is required to elect director nominees. A nominee who receives a plurality means he has received more votes than any other nominee for the same director's seat. There are two nominees for the two Class II seats.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT ACCOUNTANTS

The approval of Proposal 2 requires the affirmative vote of a majority of the votes cast, voting in person or by proxy.

PROPOSAL 3: APPROVAL OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The approval of Proposal 3 requires the affirmative vote of a majority of all of the votes outstanding, voting in person or by proxy.

PROPOSAL 4: APPROVAL OF ISSUANCE OF 1,000,000 SHARES OF SERIES C PREFERRED STOCK AND WARRANTS TO PURCHASE 6,000,000 SHARES OF THE COMPANY'S COMMON STOCK TO CERTAIN AFFILIATES OF THE COMPANY

The approval of Proposal 4 requires the affirmative vote of a majority of the votes cast, voting in person or by proxy.

PROPOSAL 5: APPROVAL OF THE RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

The approval of Proposal 5 requires the affirmative vote of a majority of all of the votes outstanding, voting in person or by proxy.

PROPOSAL 6: ADOPTION AND RATIFICATION OF THE COMPANY'S 2002 STOCK OPTION AND APPRECIATION RIGHTS PLAN

The approval of Proposal 6 requires the affirmative vote of a majority of the votes cast, voting in person or by proxy.

ARE THERE ANY DISSENTERS' RIGHTS OF APPRAISAL?

The board of directors is not proposing any action for which the laws of the State of Delaware, the Certificate of Incorporation or the By-Laws of Teletouch provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

WHO BEARS THE COST OF SOLICITING PROXIES?

Teletouch will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution.

The Company will, upon written request of any stockholder, furnish without charge a copy of its Annual Report on Form 10-K for the year ended May 31, 2002, as filed with the Securities and Exchange Commission (SEC), without exhibits. Please address all such requests to Teletouch Communications, Inc., 110 N. College, Suite 200, Tyler, Texas 75702, Attention: Assistant Secretary. Exhibits to the Form 10-K will be provided upon written request and payment of an appropriate processing fee.

WHERE ARE TELETOUCH'S PRINCIPAL EXECUTIVE OFFICES?

The principal executive offices of Teletouch are located at 110 N. College, Suite 200, Tyler, Texas 75702 and our telephone number is (903) 595-8889.

HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT TELETOUCH?

Teletouch is subject to the informational requirements of the Securities Exchange Act of 1934 (Exchange Act) which requires that Teletouch file reports, proxy statements and other information with the SEC. The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including Teletouch, that file electronically with the SEC. The SEC's website address is www.sec.gov. In addition, Teletouch's Exchange Act filings may be inspected and copied at the public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; and at the SEC's regional offices at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

                   INFORMATION ABOUT TELETOUCH STOCK OWNERSHIP

WHICH STOCKHOLDERS OWN AT LEAST FIVE PERCENT OF TELETOUCH?

The following table shows, as of the Record Date and to the best of our knowledge, all persons we know to be beneficial owners of five percent or more of the 4,792,650 outstanding shares of common stock. The only executive officer, director or nominee for director who beneficially owned five percent or more of Teletouch outstanding shares as of the Record Date was Mr. McMurrey.


                                                                                           Number and % of
                                           Number of Common         % of Common             Common Shares
                                                Shares                 Shares             Beneficially Owned,
                                          Beneficially Owned     Beneficially Owned       Assuming Approval by
Name and Address                            Prior to Annual       Prior to Annual       Stockholders of Proposals
of Beneficial Owner                           Meeting (1)              Meeting                 3 and 4 (2)
-------------------------------------    -------------------     ------------------     -------------------------
Robert M. McMurrey (4)                         6,372,807                66.2%                  45,255,166;
110 N. College, Suite 200                                                                            83.0% (5)
Tyler, TX  75702

J. Kernan Crotty (3)                             271,001                 5.4%                     271,001;
110 N. College, Suite 200                                                                               *
Tyler, TX  75702

                                       5



                                                                                           Number and % of
                                           Number of Common         % of Common             Common Shares
                                                Shares                 Shares             Beneficially Owned,
                                          Beneficially Owned     Beneficially Owned       Assuming Approval by
Name and Address                            Prior to Annual       Prior to Annual       Stockholders of Proposals
of Beneficial Owner                           Meeting (1)              Meeting                 3 and 4 (2)
-------------------------------------    -------------------     ------------------     -------------------------

Clifford E. McFarland (8)                         24,663                   *                       24,663;
McFarland, Grossman & Co.                                                                               *
9821 Katy Freeway, Suite 500
Houston, TX  77024

Rainbow Resources, Inc. (4)                    1,200,000                25.0%                   1,200,000;
110 N. College, Suite 200                                                                            2.2%
Tyler, TX  75702

TLL Partners, L.L.C. (4)(5)                    5,117,641                53.2%                  44,000,000;
110 N. College, Suite 200                                                                           80.7% (6)
Tyler, TX  75702

GM Holdings, LLC.                                701,526                13.8%                   6,405,276;
201 Fourth Avenue North                                                                             11.8% (7)
11th Floor
Nashville, TN  37219
_____________

(1) Unless otherwise noted in these footnotes, Teletouch believes that all shares referenced in this table are owned of record by each person named as beneficial owner and that each person has sole voting and dispositive power with respect to the shares of common stock owned by each of them. In accordance with Rule 13d-3, each person's percentage ownership is determined by assuming that the options or convertible securities that are held by that person, and which are exercisable within 60 days, have been exercised or converted, as the case may be.
(2) Percentage figures in this column assume that stockholder approval for the issuance of the GM Warrants and the Series C Preferred Stock has been received, and that such securities have been issued and exercised or converted in full. Although the terms of the GM Warrant and the Series C Preferred Stock state that they cannot be exercised or converted until May 17, 2005, the equivalent common shares are included herein on an as-exercised or as-converted basis.
(3) Includes 222,001 shares of common stock underlying stock options granted to Mr. Crotty.
(4) Mr. McMurrey has voting and dispositive power over all Teletouch securities owned by RRI and TLL Partners. The figures for Mr. McMurrey include the 5,117,641 shares beneficially owned by TLL Partners, and 1,200,000 shares held of record by RRI. Also includes 16,666 shares which may be acquired upon exercise of an option granted to Mr. McMurrey. See also Footnote 5.
(5) Includes 295,649 shares of common stock held by TLL Partners, 2,660,840 shares of common stock issuable upon exercise of common stock purchase warrants TLL Partners holds, 216,114 shares of common stock issuable upon conversion of the 36,019 shares of Series B Preferred Stock held by TLL Partners, and 1,945,038 shares of common stock issuable upon exercise of TLL Partners' 324,173 warrants to purchase Series B Preferred Stock and the subsequent conversion of the Series B shares obtained thereby. The principal business of TLL Partners is to act as a holding company for investment in Teletouch securities. TLL Partners is a wholly-owned subsidiary of PCCI; Mr. McMurrey is the controlling person of PCCI by virtue of his being its majority stockholder.

(6) Includes 44,000,000 shares of common stock issuable upon the conversion of 1,000,000 shares of Series C Preferred Stock held by TLL Partners.
(7) Includes 6,000,000 shares of common stock issuable upon the exercise of the GM Warrant.
(8) Includes 12,663 shares underlying stock options granted to Mr. McFarland, and 12,000 shares registered in the name of McFarland, Grossman & Co. (MGCO), of which Mr. McFarland is the President and a director. Such 12,000 shares are held by MGCO for the benefit of another entity of which Mr. McFarland is a 50% owner. Mr. McFarland disclaims ownership of 6,000 of such shares. Does not include securities owned by TLL Partners; Mr. McFarland owns a minority interest in PCCI, the indirect parent of the Company, which is also the parent of TLL Partners. See also Footnote 5.

HOW MUCH STOCK IS OWNED BY DIRECTORS AND EXECUTIVE OFFICERS?

The following table shows, as of the Record Date, the securities owned by each director and executive officer. As of the Record Date, all of the present directors taken as a group (six persons), and the directors and executive officers as a group (the same six persons), own beneficially 6,698,471 shares of common stock (a beneficial ownership of 67.7%).

                                                                                            Number and % of
                                             Number of                                      Beneficially Owned
                                           Common Shares            % of Common           Assuming Approval by
                                            Beneficially        Shares Beneficially         Stockholders of
Name and Address                           Owned Prior to          Owned Prior to               Proposals
of Beneficial Owner                       Annual Meeting (1)       Annual Meeting             3, 4 and 5 (2)
-------------------------------------    -------------------     ------------------     -------------------------
Robert M. McMurrey  (3)(4)(5)                 6,372,807                 66.2%                45,255,166;
110 N. College, Suite 200                                                                          83.0%
Tyler, TX  75702

J. Kernan Crotty  (3)(4)(6)                     271,001                  5.4%                   271,001;
110 N. College, Suite 200                                                                              *
Tyler, TX  75702

Clifford E. McFarland  (4)(7)                    24,663                    *                     24,663;
McFarland, Grossman & Co.                                                                              *
9821 Katy Freeway, Suite 500
Houston, TX  77024

Henry Y.L. Toh  (4)(8)                           10,000                    *                     10,000;
1111 Hermann Drive, Unit 6E                                                                            *
Houston, TX 77004

Marshall G. Webb  (4)(8)                         10,000                    *                     10,000;
6110 Inwood                                                                                            *
Houston, TX 77057

                                       7


                                                                                            Number and % of
                                             Number of                                      Beneficially Owned
                                           Common Shares            % of Common           Assuming Approval by
                                            Beneficially        Shares Beneficially         Stockholders of
Name and Address                           Owned Prior to          Owned Prior to               Proposals
of Beneficial Owner                       Annual Meeting (1)       Annual Meeting             3, 4 and 5 (2)
-------------------------------------    -------------------     ------------------     -------------------------

Susan Stranahan Ciallella (4)(8)                 10,000                    *                     10,000;
Cozen O'Connor                                                                                         *
1900 Market Street, 5th Floor
Philadelphia, PA 19103

All Executive Officers & Directors as         6,698,471                 67.7%                45,580,830;
a Group (6 Persons)  (9)                                                                           83.2%
_______________

*        Indicates less than 1.0%.
(1) Unless otherwise noted in these footnotes, Teletouch believes that all shares referenced in this table are owned of record by each person named as beneficial owner and that each person has sole voting and dispositive power with respect to the shares of common stock owned by each of them. In accordance with Rule 13d-3, each person's percentage ownership is determined by assuming that the options or convertible securities that are held by that person, and which are exercisable within 60 days, have been exercised or converted, as the case may be.
(2) Percentage figures in this column assume that stockholder approval for the issuance of the GM Warrant and the Series C Preferred Stock has been received, and that such securities have been issued and exercised or converted in full. Although the terms of the GM Warrant and the Series C Preferred Stock state that they cannot be exercised or converted until May 15, 2005, the equivalent common shares are included herein on an as-exercised or as-converted basis.
(3)      Executive Officer
(4)      Director
(5) Mr. McMurrey has voting and dispositive power over all Teletouch securities owned by RRI and TLL Partners. Includes the 5,117,641 shares beneficially owned by TLL Partners, and 1,200,000 shares held of record by RRI. Also includes 16,666 shares which may be acquired upon exercise of an option granted to Mr. McMurrey.
(6) Includes 222,001 shares of common stock underlying stock options granted to Mr. Crotty.
(7) Includes 12,663 shares underlying stock options granted to Mr. McFarland and 12,000 shares registered in the name of McFarland, Grossman & Co. (MGCO), of which Mr. McFarland is the President and a director. Such 12,000 shares are held by MGCO for the benefit of another entity of which Mr. McFarland is a 50% owner. Mr. McFarland disclaims ownership of 6,000 of such shares. Does not include securities owned by TLL Partners; Mr. McFarland owns a minority interest in PCCI, the indirect parent of the Company, which is also the parent of TLL Partners.
(8)      Represents shares underlying stock options.
(9) For Pre-Meeting columns, includes 1,595,149 shares of common stock issued and outstanding and 5,103,322 shares of common stock underlying exercisable warrants, options and convertible preferred shares. For Post-Meeting column, includes 45,299,500 shares issued and outstanding and 281,330 shares underlying exercisable options.

DO ANY OF THE OFFICERS OR DIRECTORS HAVE AN INTEREST IN THE MATTERS TO BE ACTED UPON?

J. Kernan Crotty, and Marshall G. Webb have been nominated for re-election as Class II directors and therefore have an interest in the outcome of Proposal 1. Robert M. McMurrey, the founder and Chairman of Teletouch's Board has an interest in the outcome of Proposal 4 by virtue of his being the majority stockholder of the voting securities of Progressive Concepts Communications, Inc. (PCCI), the parent holding company of its wholly-owned subsidiaries, Progressive Concepts, Inc. (PCI) and TLL Partners. TLL Partners will receive shares of the new non-voting Series C Preferred Stock if Proposal 4 is approved.

DID DIRECTORS, EXECUTIVE OFFICERS AND GREATER-THAN-TEN PERCENT STOCKHOLDERS COMPLY WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS IN FISCAL 2002?

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of Teletouch with the SEC and the American Stock Exchange. Officers, directors, and greater-than-ten-percent stockholders are required by SEC regulation to furnish Teletouch with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished to Teletouch pursuant to Rule 16a-3 under the Exchange Act during the most recent fiscal year, and Forms 5 with respect to its most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same during the fiscal year ended May 31, 2002.

               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers are:

Name                      Age        Title
----                      ---        -----
Robert M. McMurrey         56         Chairman of the Board of Directors
J. Kernan Crotty           58         Director, President, Chief Operating
                                      Officer, Chief Financial Officer and
                                      Assistant Secretary
Clifford E. McFarland      46         Director
Marshall G. Webb           59         Director
Henry Y.L. Toh             45         Director
Susan Stranahan Ciallella  44         Director

Teletouch's By-Laws provide that the board of directors shall be divided into three classes, and that the total number of directors shall consist of a minimum of three and a maximum of twelve members. The board of directors currently consists of six members: two Class I Directors (Messrs. McMurrey and McFarland), two Class II Director (Messrs. Crotty, and Webb) and two Class III Directors (Mr. Toh and Ms. Ciallella). Messrs. Crotty and Webb, the Class II director nominees, are standing for re-election for a three-year term at the Annual Meeting. The Class III Directors will stand for re-election in late 2003 and the Class I Directors in 2004.

Biographical information with respect to the executive officers and directors of Teletouch are set forth below. There are no family relationships between any present executive officers or directors.

ROBERT M. MCMURREY, Chairman of the board of directors, has been a director of Teletouch since 1984. He served as Chief Executive Officer until February 2000. He is also the President, Chief Executive Officer, a director and the sole stockholder of Rainbow Resources. Through Rainbow Resources, Mr. McMurrey acquired a controlling interest in Teletouch in 1984. Mr. McMurrey is the sole stockholder, a director and an officer of Progressive Concepts Communications, Inc. which is the sole stockholder of Progressive Concepts, Inc. (PCI), a Texas corporation, which is a provider of radio communications, telephone and telecommunication equipment, accessories and supplies. Mr. McMurrey is also an officer and director of PCI. Mr. McMurrey is also a control person of TLL Partners. Mr. McMurrey was active in the oil and gas industry for over 30 years. Mr. McMurrey received a B.S. Degree in Petroleum Engineering from the University of Texas in 1971.

SUSAN STRANAHAN CIALLELLA was appointed to fill a vacancy on the Teletouch board in August 2002. Ms. Ciallella is an attorney specializing in securities law, broker-dealer regulation and sports law, and is a licensed securities broker. In 1998 she joined the Philadelphia law firm of Cozen O'Connor as Of Counsel. Prior to 1998, Ms. Ciallella was a member of the firm of Adler & Gold in Cherry Hill, New Jersey. In 2001 Ms. Ciallella was a forum participant in the Securities and Exchange Commission's 20th Annual Government-Business Forum on Small Business Capital Formation; she is a member of the Pennsylvania and New Jersey bars. She is a graduate of the University of Florida (B.S., 1980) and Rutgers University Law School (J.D., 1995).

J. KERNAN CROTTY joined Teletouch as Executive Vice President and Chief Financial Officer in November 1998. In May 2001 he was promoted to President and Chief Operating Officer in addition to his other duties. Mr. Crotty has been a director of Teletouch since May 2001. From 1995 to 1998, Mr. Crotty was founder and a principal of Latah Creek Investment Company, a manufacturer and importer of home furnishings, as well as a principal and Vice President of Courtside Products, Inc., a manufacturer and importer of sporting goods. Mr. Crotty holds an MBA degree from New York University.

CLIFFORD E. MCFARLAND has been a director of Teletouch since May 1995. In 1991 Mr. McFarland co-founded McFarland, Grossman & Company (MGCO), an investment bank in Houston, Texas. Mr. McFarland has served as the President and a Managing Director of MGCO since its inception. From time to time, MGCO has rendered investment banking services to Teletouch, and to certain affiliates of Teletouch. See "Compensation of Directors and Executive Officers--Consulting and Other Arrangements."

HENRY Y.L. TOH has been a director of Teletouch since November 2001. Mr. Toh is associated with three publicly traded companies: he has served as an officer and director of I-Link Incorporated (a publicly held Internet telephone company) from 1992 to 1998, and as a director from 1998 to the present; has served as a director of National Auto Credit, Inc. from December 1998 to the present; and became a director of Bigmar, Inc. (a pharmaceuticals company) in 2002. He has also served as an officer and director of Four M International, Inc. (a privately held investment entity) from 1992 to the present, and as an officer and director of Four Vines International, Inc. (a privately held wine producer and distributor) from 1996 until February 2001. He became a director of New Generation Motors Corporation (a privately held designer and manufacturer of high efficiency electric motors) in 2001.

MARSHALL G. WEBB has been a director of Teletouch since November 2001. He is the Executive Vice President of SOLVAZ, Inc., a privately held company which provides business process solutions to human capital intensive industries with an emphasis on the insurance, healthcare, staffing, and professional employer organization industries. In 1998, Mr. Webb founded the Polaris Group, Inc., a privately held corporate finance and mergers and acquisitions firm, for which he served as the managing director from its inception through 2002. Mr. Webb founded BrightStar Information Technology Group, Inc., a publicly held provider of high-end IT solutions to government and corporations, in 1997 and served as its CEO and director through 1998. Mr. Webb is an alumnus of Southern Methodist University and is a Certified Public Accountant. Mr. Webb is a "financial expert" as that term is defined in Section 407 of the Sarbanes-Oxley Act. As a financial expert, Mr. Webb has an understanding of GAAP and financial statements, experience in preparing or auditing financial statements of generally comparable companies; has applied such principles in connection with accounting for estimates, accruals and reserves; and has experience with internal accounting controls and an understanding of audit committee functions.

Each officer of Teletouch is appointed by the board of directors and holds his office(s) at the pleasure and discretion of the Board.

There are no material proceedings to which any director, director nominee, officer or affiliate of Teletouch, any owner of record or beneficially of more than five percent of any class of voting securities of Teletouch, or any associate of any such director, officer, affiliate or security holder is a party adverse to Teletouch or any of its subsidiaries or has a material interest adverse to Teletouch or any of its subsidiaries.

No director, director nominee, officer or affiliate of Teletouch, any owner of record or beneficially of more than five percent of any class of voting securities of Teletouch has, during the last five years (i) been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.

NOMINEES TO THE BOARD OF DIRECTORS

J. Kernan Crotty and Marshall G. Webb are the Class II nominees for election to the board of directors. See "Information About Directors and Executive Officers" above for information relative to their respective business experience.

THE BOARD OF DIRECTORS

The board of directors oversees the business affairs of Teletouch and monitors the performance of management. Pursuant to the Teletouch By-Laws, the board of directors has established that the board of directors shall consist of no less than three and no more than twelve members; currently the number of seats on the board is six. The board of directors held nine meetings during the fiscal year ended May 31, 2002. During the fiscal year ended May 31, 2002, one incumbent director, Charles C. Green III, attended fewer than seventy-five percent of the meetings of the board of directors or of the committee(s) on which he served. Mr. Green resigned from the board of directors in March 2002.

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has established three standing committees, namely, an Audit Committee, a Compensation Committee and an Executive Committee. There is no nominating committee or any committee serving a similar function. A Special Committee, with a limited purpose and duration, was created in 2002.

AUDIT COMMITTEE. The duties and responsibilities of the Audit Committee are to recommend the selection of the independent public accountants for Teletouch to the board of directors, to review the scope and cost of the audit, to review the performance and procedures of the auditors, to review the final report of the independent auditors, to be available for consultation with the independent auditors, to review with the Teletouch Chief Financial Officer and independent auditors corporate accounting practices and policies and financial controls and to perform all other duties as the board of directors may from time to time designate. Henry Y.L. Toh (Chairman), Marshall G. Webb and Ms. Ciallella comprise the Audit Committee. Mr. Webb and Mr. Toh both became members of the Audit Committee in November 2001, Ms. Ciallella was appointed in August 2002. Mr. McFarland resigned from the Audit Committee in May 2002. During the fiscal year ended May 31, 2002, the Audit Committee held nine meetings. No member of the Company's Audit Committee has received any consulting fees, advances or compensatory fees from the Company or its subsidiaries and no member of the Audit Committee is an affiliate of the Company or its subsidiaries and each member of the Audit Committee is; therefore, an independent director of the Company as defined in Section 301(3)(A) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").

COMPENSATION COMMITTEE. The duties and responsibilities of the Compensation Committee are to review periodically the compensation of executive officers and other key employees, to make recommendations as to stock options, bonuses and salaries and to perform all other duties as the board of directors may from time to time designate. Marshall G. Webb (Chairman) and Henry Y.L. Toh are currently the members of the Compensation Committee. Mr. Green resigned from the Board in March 2002. During the fiscal year ended May 31, 2002, the Compensation Committee held three meetings.

EXECUTIVE COMMITTEE. The duties and responsibilities of the Executive Committee are to exercise the powers and authority of the board of directors in the management of the business and affairs of Teletouch, to the extent not assigned to other committees of the board of directors and to the extent permitted by Delaware law and the By-Laws of Teletouch. Robert M. McMurrey (Chairman), J. Kernan Crotty and Clifford E. McFarland are the members of the Executive Committee. During the fiscal year ended May 31, 2002, the Executive Committee held no meetings.

SPECIAL COMMITTEE. The duties and responsibilities of the Special Committee, as designated by the Board, are to interview and select an investment banking firm for the purpose of obtaining an opinion as to whether the issuance of the Series C Preferred Stock and the GM Warrant as part of the consummation of the debt restructuring transaction under the Restructuring Agreement dated as of May 17, 2002, as amended (the Restructuring Agreement) is fair, from a financial point of view, to holders of Teletouch's common stock other than TLL Partners, GM Holdings, and their affiliates. Messrs. Toh and Webb are members of the Special Committee. During the fiscal year ended May 31, 2002, the Special Committee held two meetings.

AUDIT COMMITTEE REPORT

The following paragraphs constitute the report of the Audit Committee for the fiscal year ended May 31, 2002. In accordance with SEC rules, this report shall not be deemed to be subject to SEC Regulation 14A or to Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any statements or reports filed by Teletouch with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.

The Audit Committee performed the following functions:

         o reviewed and discussed Teletouch's audited financial statements with management;

         o discussed with Teletouch's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380). SAS 61 requires independent auditors to communicate certain matters related to the scope and conduct of an audit, including the adequacy of staffing and compensation, to those who have responsibility for oversight of the financial reporting process, specifically the Audit Committee. Among the matters to be communicated to the Audit Committee are:
              (i) methods used to account for significant unusual transactions;
              (ii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates and (iv) disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements in addition to discussing the adequacy and effectiveness of the accounting and financial controls (including the Company's system to monitor and manage business risk) and legal and ethical compliance programs;

         o received the written disclosures and the letter from the independent accountants required by Independence Standards Board
              (ISB) Standard No. 1 (Independence Discussions with Audit Committees), discussed with the independent accountant relating to the independent accountant's independence from the Company's management and from the Company and the matters included in the written disclosures required by the ISB in accordance with SEC Rule 201-2.01, and reviewed and recommended to the Board the selection of the Company's independent auditors;

         o reviewed the interim financial statements with the Company's management and the independent auditors prior to filing the Company's Quarterly Reports on Form 10-Q and discussed the results of the quarterly reviews and other matters to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards; and

         o based on the review and discussions above with the Company's management and the independent auditors concerning the quality of accounting principles, reasonableness of significant judgments, clarity of disclosures in the financial statements, results of the annual audit and other matters to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, the Audit Committee recommended to the board of directors that the audited financial statements be included in Teletouch's annual report on Form 10-K for the most recent fiscal year for filing with the SEC.

                                          By the members of the Audit Committee:
                                                Henry Y.L. Toh, Chairman
                                                Marshall G. Webb
                                                Susan Stranahan Ciallella

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid for services rendered to Teletouch during the last three fiscal years by each person serving as Teletouch's Chief Executive Officer and Teletouch's most highly compensated executive officers serving as such as of May 31, 2002 whose compensation was in excess of $100,000.


                                                                               LONG TERM COMPENSATION
                                               ANNUAL COMPENSATION                     AWARDS
                                   -------------------------------------------   --------------------
                                                                              Restricted   Securities
                                                               Other             Stock     Underlying
Name and                                              Bonus    Annual            Awards    Options/
Principal Position                  Year   Salary($)  ($)(1)   Compensation($)   ($)(2)     SARs(#)
-------------------------------    ------  ---------  -------  ---------------   --------  ----------
Robert M McMurrey;                  2002       --     100,000        --             --          --
Chairman of the Board (3)           2001    175,000    80,000        --             --          --
                                    2000    175,000    40,000        --             --          --

J. Kernan Crotty, President         2002    190,385   100,000        --           333,333       --
CFO (4)                             2001    130,192    80,000        --           100,000       --
                                    2000    125,000    45,000        --             --          --

Nancy Andersen                      2002    109,461    25,000        --             --          --
Vice President                      2001     95,000    25,000        --             --          --
                                    2000     88,346     7,885        --             --          --

Douglas E. Sloan                    2002     80,885    25,000        --             --          --
Controller                          2001     63,000    15,000        --             --          --
                                    2000     62,692    12,000        --             --        20,000

(1) Unless otherwise indicated, bonuses shown were paid in the fiscal year following the year in which services were provided.
(2) The number and value of the aggregate restricted stock beneficial holdings for the named executives at the end of the last fiscal year, based on the closing price of the common stock of $0.45 per share on May 31, 2002, were as follows (without giving effect to the consideration paid for the securities held): Mr. McMurrey: 1,238,500 shares, a value of $557,325; and Mr. Crotty, 49,000 shares, a value of $22,050, and Ms. Andersen, no shares.
(3) Mr. McMurrey was also Chief Executive Officer of Teletouch until February 2000. He ceased receiving a salary effective April 30, 2001. Mr. McMurrey was granted a one-time bonus of $100,000 by the Compensation Committee in view of his substantial efforts in effecting the Company's debt restructuring and equity recapitalization. This one-time bonus is payable in September 2002.
(4) Mr. Crotty became President, Chief Operating Officer, and Chief Financial Officer in May 2001. In April 2002, Mr. Crotty entered into an employment agreement with the Company at an annual salary of $240,000 and he is entitled to receive yearly performance related bonus payments in the range of $50,000 - $100,000. Upon entering this employment agreement in April 2002, Mr. Crotty was paid a signing bonus of $38,000.

OPTION/SAR GRANTS IN LAST FISCAL YEAR (2002)

The following table sets forth certain information with respect to options granted during the fiscal year ended May 31, 2002 for persons named in the Summary Compensation Table.

                              Number of Securities        Percent of Total      Exercise or
                            Underlying Options/SARs   Options/SARs Granted to    Base Price  Grant Date   Expiration
Name                              Granted(#)          Employees in Fiscal Year   ($/Share)     Value         Date
-------------------------   -----------------------   ------------------------   ---------   ----------   ----------
Robert M. McMurrey                      ---                      ---                ---           ---        ---
J. Kernan Crotty                    333,333                      73%              $0.282       $94,000     12/17/11
Nancy Andersen                          ---                      ---                ---           ---        ---
Douglas E. Sloan                        ---                      ---                ---           ---        ---

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR; FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth certain information with respect to options exercised during the fiscal year ended May 31, 2002 by named executive officers and with respect to unexercised options held by such persons at the end of the fiscal year ended May 31, 2002.


                       SHARES                          NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN THE
                     ACQUIRED ON      VALUE           UNDERLYING UNEXERCISED           MONEY OPTIONS/SARS AT
NAME                EXERCISE (#)   REALIZED ($)     OPTIONS/SARS AT FY-END (#)              FY-END ($)
------------------  -------------- -------------  -------------------------------  ------------------------------
                                                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                  -------------- ----------------  ------------   ---------------
Robert M.                      --            --          16,666             0        $    3,500     $       --
McMurrey
J. Kernan Crotty               --            --         144,578       338,755        $   28,250     $   59,248

Nancy Anderson                 --            --          13,333            --        $    2,800     $       --

Douglas E. Sloan               --            --           9,995        10,005        $    2,099     $    2,101

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following paragraphs constitute the report of the Compensation Committee of the board of directors on executive compensation policies for the fiscal year ended May 31, 2002. In accordance with SEC rules, this report shall not be deemed to be incorporated by reference into any statements or reports filed by Teletouch with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.

The Compensation Committee oversees and administers the Company's compensation program for its executive officers. The Compensation Committee bases its decisions on both individual performance and the Company's financial results. All compensation decisions are made solely by the Compensation Committee; however, the Compensation Committee may consult with the Chairman of the Board, the Company's Chief Executive Officer and Chief Operating Officer as part of its decision making process when examining their respective compensation packages.

OBJECTIVES. The objectives of the Company's executive compensation program are to:

         o    Attract and retain talented and productive executive officers;
         o Provide incentives for executive officers for superior performance; and
         o Align interests of the executive officers with those of the Company and reward executive officers according to their contribution to the Company's success.

COMPONENTS. The principal elements of the compensation program for executive officers are base salary, performance-based annual bonuses and stock options. For a summary of the executive compensation for fiscal year 2002, see the Summary Compensation Table under the heading "Compensation of Directors and Executive Officers" above.

BASE SALARIES. The Committee has based its decisions on salaries for Teletouch's executive officers, including its Chairman, Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer, on a number of factors, both objective and subjective. Objective factors considered include amounts set in employment agreements or terms of employment, increases in the cost of living, our Company's overall historical performance, and comparable industry data, although no specific formulas based on such factors have been used to determine salaries. Salary decisions are based primarily on the Committee's subjective analysis of the factors contributing to our long-term success and of the executive's individual contributions to such success.

On April 1, 2002, Teletouch entered into an Employment Agreement with Mr. Crotty, its President, Chief Financial Officer, Chief Operating Officer and Assistant Secretary. Pursuant to that Employment Agreement, Mr. Crotty is employed at a base salary of $240,000 per annum for a three-year period ending on April 1, 2005 and, based on the Company's earnings performance or meritorious performance of his duties as an officer of the Company, his salary may be increased at the Board's discretion. In addition, he received a $38,000 signing bonus and is entitled to bonuses based on a performance formula. Pursuant to the Employment Agreement, as of September 1, 2002, Teletouch became obligated to issue Mr. Crotty a non-qualified option to purchase 166,667 shares of common stock. Vesting will be pro rata over a two-year period commencing September 1, 2002. Mr. Crotty's Employment Agreement may be extended for an additional one-year period, according to its terms. See "Employment Agreements".

During the course of the fiscal year ended May 31, 2002, Robert McMurrey, the Company's Chairman, made significant contributions of his time and resources to assist the Company in its effort to reorganize its corporate debt. Effective April 30, 2001, at the initiation of Mr. McMurrey, the Company stopped paying Mr. McMurrey a salary in order to assist the Company in dealing with its cash flow issues. Subsequently, in order to complete the Company's debt reorganization, Mr. McMurrey agreed to the condition imposed by Pilgrim, one of the Company's lenders, that he not receive payment of a salary or other compensation from the Company for his time and efforts expended during the course of the negotiations (provided however, that the Company is allowed to grant him a bonus of no more than $100,000). As of the date of this Report, Mr. McMurrey does not receive a salary from the Company. See "Employment Agreements".

BONUSES. The Company rewards its executive officers with annual bonuses based upon the performance of Teletouch and each executive. Bonuses are generally paid if Teletouch meets or surpasses certain annual cash flow objectives, including consideration of EBITDA (earnings before interest, taxes, depreciation and amortization) and if the executive meets or exceeds certain non-financial objectives. The financial objectives for Teletouch and the performance standards for executives are generally established by the Committee. For the fiscal year ended May 31, 2002, Teletouch paid a signing bonus to Mr. Crotty of $38,000 and he will receive a yearly performance-related bonus payment in the amount of $100,000 payable in September 2002. See "Employment Agreements". In view of the substantial efforts made by Mr. McMurrey in effecting the debt restructuring and equity recapitalization discussed elsewhere herein, the Compensation Committee determined to grant a one-time bonus to Mr. McMurrey in the amount of $100,000 payable in September 2002.

STOCK OPTIONS. The Committee views stock options as a significant long-term compensation vehicle for Teletouch executive officers. Stock options generally are granted at the prevailing market price on the date of grant and will have value only if the Teletouch stock price increases. Options granted under Teletouch's 1994 Stock Option and Appreciation Rights Plan, as amended (the 1994
Plan) have vesting schedules set by the Compensation Committee, which generally range from two to five years. Grants of stock options generally are based upon the performance of Teletouch, the level of the executive's position within Teletouch and an evaluation of the executive's past and expected future performance. The Committee grants stock options periodically, but not necessarily on an annual basis. On December 17, 2001, the Company granted Mr. Crotty a ten-year non-qualified stock option to purchase 333,333 shares of the Company's common stock exercisable for $0.282 per share, vesting pro rata daily commencing December 17, 2001 and ending December 17, 2004. On September 1, 2002, he became entitled to receive a non-qualified option to purchase 166,667 shares of the Company's common stock. See "Employment Agreements".

CHIEF EXECUTIVE OFFICER. The salary established in the fiscal year ended May 31, 2002 for Mr. Crotty, the President, Chief Financial Officer, Chief Operating Officer and Assistant Secretary of Teletouch, was based on the factors and analyses described in this Report. Specific factors considered by the Committee included Mr. Crotty's responsibilities with Teletouch and the Teletouch executive bonus structure described above.

At the close of the period covered by the foregoing report, Messrs. Webb (Chairman) and Toh were the sole members of the Compensation Committee. On March 29, 2002, Mr. Green resigned his position as a member of the Company's Board.

                                   By the members of the Compensation Committee:
                                         Marshall G. Webb, Chairman
                                         Henry Y.L. Toh

PERFORMANCE GRAPH

The following graph compares the Teletouch cumulative total shareholder return since May 31, 1997 with that of the American Stock Exchange (the AMEX Composite Index) and a peer group index comprised of Aquis Communications, Inc., Metrocall, Inc., PNI Technologies, Inc. and Weblink Wireless, Inc. The graph assumes an initial investment of $100.00 on May 31, 1997 and the reinvestment of dividends where applicable. All data relating to the Teletouch total return in the performance graph has been adjusted to give effect to the Teletouch June 1998 reverse stock split. The Company has never paid a dividend on its common stock.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG TELETOUCH COMMUNICATIONS, INC.,
                            THE AMEX COMPOSITE INDEX
                                AND A PEER GROUP

                             [graph presented here]

The following represents in table form the same information set forth in the line graph above:

                                                                   Fiscal Year ended May 31,
                                              ------------------------------------------------------------------
                                               1997         1998         1999       2000        2001       2002
                                               ----         ----         ----       ----        ----       ----
Teletouch Communications, Inc.                100.00       208.33       61.11       91.67       35.56      20.00
Amex Composite Index                          100.00       118.04      128.64      149.49      155.21     158.84
Peer Group                                    100.00       134.42       66.17       84.61        1.90       0.31

REMUNERATION OF DIRECTORS

Each director of Teletouch who is not a salaried officer or employee of Teletouch or of a subsidiary of Teletouch receives compensation for serving as a director and fees for attendance at meetings of the board of directors or of any committee appointed by the board of directors as determined by the board from time to time. All non-employee non-affiliate directors will be compensated at the rate $22,000 annually. Teletouch's policy is that every non-employee, non-affiliate director of Teletouch shall be paid $500 for attendance at meetings of the board of directors ($100 for telephonic attendance). Such amounts are in addition to reimbursement to such directors for out-of-pocket expenses related to meeting attendance.

The directors are also eligible to receive options under our stock option plans at the discretion of the board of directors. Under the Company's 2002 Plan, all non-employee non-affiliate directors receive a one-time grant of options to purchase 10,000 shares of common stock upon election as a director. There may be additional annual grants of options.

In addition, all directors are entitled to reimbursement of reasonable travel and lodging expenses related to attending meetings of the board of directors.

EMPLOYMENT AGREEMENTS

In August 1995 and again in August 1998, Teletouch entered into employment agreements with Mr. McMurrey, Chairman of the Board and then Chief Executive Officer. Mr. McMurrey was employed at a base salary of $175,000 per annum. After August 1999 there were no further extensions or renewals and the agreement was allowed to lapse and expire. Mr. McMurrey continued to serve as Chief Executive Officer of the Company until February 2000. He was reappointed in May 2001 and continued to be compensated at the annual rate of $175,000 plus a performance bonus; however, Mr. McMurrey did not enter into a formal employment agreement upon reappointment and served "at will." Mr. McMurrey ceased to be an employee of and to draw a salary from the Company on April 30, 2001. Mr. McMurrey continues to be a director and is the Chairman of the Board.

On April 1, 2002, the Company entered into a three-year Employment Agreement with J. Kernan Crotty, to serve as President, Chief Financial Officer, Chief Operating Officer and Assistant Secretary. The Employment Agreement may be renewed for one additional year, if the Company and Mr. Crotty so agree, no later than thirty days before the expiration of the initial term. In addition, he received a $38,000 signing bonus.

As compensation Mr. Crotty is paid a base salary of $240,000 per year. Subject to periodic review by the Board, and based on the Company's earnings performance or meritorious performance of his duties, his salary may be increased. He will be entitled to receive yearly bonus payments in the target range of $50,000-$100,000, after the issuance of final audited financial statements. The Compensation Committee will consider actual operating performance compared to budgeted performance of the Company, EBITDA less capital expenditures, and other traditional and subjective performance criteria when determining the Annual Bonus.

In addition to monetary compensation, Mr. Crotty's employment benefits include disability, health and life insurance, sick leave, vacation and participation in the Company's Section 401(k) retirement plan. On December 17, 2001, he was granted a ten-year non-qualified stock option to purchase 333,333 shares of the Company's common stock, exercisable for $0.282 per share, which price was the average closing price for the twenty days preceding the date of grant. Vesting is pro rata daily over a three-year period commencing December 17, 2001.

On September 1, 2002, he became entitled to receive a non-qualified option to purchase 166,667 shares of the Company's common stock, the price of which will be computed based on the average closing price for the twenty days preceding September 1, 2002. Vesting will be pro rata daily over a two-year period commencing September 1, 2002. In the event of a change of control (as defined in the Employment Agreement) or upon sale of substantially all of the assets of the Company or merger of the Company out of existence, vesting shall accelerate.

The Company may terminate his employment, upon written notice of (1) death; (2) disability, if the disability continues for 120 days in any year or 90 consecutive days; or (3) for cause. The Company may also terminate Mr. Crotty's employment in the absence of cause for any reason provided that it pay his base salary in twenty-four monthly installments and a minimum severance bonus of either $100,000 or the amount of the Annual Bonus pro rated for the portion of the year employed prior to termination. The Company has no obligation to pay a severance bonus if the Company's reported EBITDA for the fiscal year is less than 75% of budgeted EBITDA for that fiscal year.

Mr. Crotty may voluntarily terminate his employment upon written notice of a good reason arrived at in good faith. All unvested options granted under his Employment Agreement shall immediately terminate and all vested options shall terminate in accordance with their terms. In the event of voluntary termination of his employment, the Company shall pay a severance package the same as provided for involuntary termination without cause, with the same exceptions.

In the event of termination by the Company for the reasons set forth above, each of the Company and Mr. Crotty shall execute mutual releases of claims against each other prior to Mr. Crotty receiving any post-termination payments. In addition, Mr. Crotty may not compete with the Company in any state in which it does business or within 100 miles of such states for three years after he ceases to be employed by the Company. However, if the Company fails to make its post-termination payments to him, the non-competition provisions will be suspended for that period.

CONSULTING AND OTHER ARRANGEMENTS

Clifford E. McFarland, a director of Teletouch, is President and a Managing Director of McFarland, Grossman & Company (MGCO). Mr. McFarland's firm has provided services to PCI (a subsidiary of the Company's majority shareholder, PCCI; and an affiliate of Mr. McFarland and Mr. McMurrey), in connection with the efforts of PCI and TLL Partners to renegotiate and/or purchase the Company's institutional debt. MGCO received $137,500 in remuneration from PCI for those services. Also, MGCO receives $17,500 per month for financial consulting services from PCI.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

STOCK OPTION PLAN

1994 PLAN

Pursuant to the 1994 Plan, the board of directors adopted a policy providing that each non-employee, non-affiliate director shall receive a non-discretionary Non-Qualified Option to purchase 666 shares of common stock effective as of June 1, 1998 and subsequently on the first business day of January each year beginning in January 1999. Each option is exercisable at a price equal to the closing market price on the date of grant, and vests in full one year from the date of grant. Mr. McFarland was granted an option to purchase 666 shares of Teletouch common stock effective January 2, 1999, January 2, 2000 and January 2, 2001 under the 1994 Plan and Mr. Toh was granted an option to purchase 666 shares of common stock effective January 2, 2002.

2002 PLAN

The 2002 Plan adopted by the board of directors provides that non-employee, non-affiliate directors are eligible to receive options, as well as officers, employees and consultants. It is the Board's intention that annual non-discretionary option grants to certain directors under the 1994 Stock Option Plan cease, along with one-time grants of options to new Board members when they join the board. However, these kinds of grants will continue under the 2002 Plan. All options granted under the 2002 Plan will be exercisable at a price equal to the closing market price on the date of grant; vesting will be as determined by the board or Compensation Committee on the date of grant. The 2002 Plan is set out in full and attached to this proxy statement as Appendix C.

Subsequent to the Company increasing the level of director compensation in November 2001, the Company granted its newly-appointed independent directors, Messrs. Webb and Toh, options to purchase 10,000 shares of the Company's common stock in November 2001. Mr. McFarland was granted options to purchase 3,333 shares the same month to put him in parity with Messrs. Toh and Webb. Ms. Ciallella was granted options to purchase 10,000 shares of common stock when she joined the board of directors in August 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraphs set forth the reportable transactions in the last fiscal year between Teletouch and its executive officers, directors or affiliates. See "Compensation of Directors and Executive Officers--Employment Agreements" and "Compensation of Directors and Executive Officers--Consulting and Other Arrangements" for descriptions of the terms of employment and consulting agreements between Teletouch and certain officers, directors and other related parties.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

As of May 31, 2001, the Company had been unable to amend or negotiate new terms under its senior credit agreement, which would have enabled the Company to remain in compliance therewith and thereunder as of May 31, 2001, and for subsequent periods. The resulting inability to comply with the terms of the credit agreement resulted in the occurrence of events of default under the credit agreement which could have permitted the lender to terminate the commitment and to declare the borrowings totaling $57.3 million to be due and payable. Also, based on the terms of the Junior Subordinated Note agreement, if the lender had declared the Company not in compliance with the terms of the credit agreement, then by definition it would not have been in compliance with the terms of the Junior Subordinated Note Agreement resulting in an additional $22.3 million becoming due and payable as of May 31, 2001.

RESTRUCTURE OF SENIOR DEBT

On May 20, 2002, pursuant to agreements executed on May 17, 2002, Teletouch reorganized its debt, retiring approximately $57,100,000 in outstanding principal and $3,600,000 in accrued interest in senior debt owed by Teletouch under its senior credit agreement to a syndicate of commercial lenders, by paying those lenders an aggregate cash amount of $9,800,000 and delivering a Promissory Note in the principal amount of $2,750,000 to one of the lenders, ING Prime Rate Trust (formerly known as Pilgrim America Prime Rate Trust) ("Pilgrim") (the "Debt Reorganization"). The Second Amended and Restated Credit Agreement (the "Amended Credit Agreement") dated as of May 17, 2002 by and among Teletouch and Pilgrim, as administrative agent for the lender, which amended and restated the prior credit agreement effected the Debt Reorganization and resulted in the reduction of the aggregate principal debt under the debt facility to $2,750,000 (the "Pilgrim promissory note").

The restructured debt outstanding under the Amended Credit Agreement is collateralized by assets of Teletouch and its subsidiaries including (1) certain real property owned by Teletouch in Tyler, Texas, (2) all of the capital stock of Teletouch Licenses, Inc. ("TLI"), a wholly-owned subsidiary of Teletouch, that owns the paging and other licenses utilized in Teletouch's operations, (3) all of Teletouch's and TLI's respective rights in the License Management Agreement between Teletouch and TLI, pursuant to which Teletouch manages and utilizes the licenses owned by TLI, and (4) certain other collateral as set forth in the Amended Credit Agreement, but excluding the collateral securing the First Community Financial Corporation debt facility described below. See "Agreements with First Community Financial Corporation."

The Amended Credit Agreement requires that the $2,750,000 in principal due under the new loan be repaid in 36 equal monthly installments of principal and interest in the amount of $87,449 commencing June 1, 2002 with interest accruing at an annual rate of nine percent. In addition, Teletouch must make certain mandatory pre-payments to Pilgrim based on certain calculations required by the Amended Credit Agreement, for events or occurrences arising from any of the following: excess cash flow, casualty events, or debt and equity issuances or sale of assets, as defined by the applicable agreements. The Amended Credit Agreement contains a number of prohibitions and limitations of Teletouch's activities, including a prohibition of the payment of dividends by Teletouch. Failure to comply with the terms of the Amended Credit Agreement will result in an event of default which in turn will allow Pilgrim to terminate the commitment and to declare the borrowings to be due and payable. The new note is collateralized by a new deed of trust, an assignment of rents and leases, an agreement collateralizing all of the capital stock of TLI, and a fixture filing on certain real property in Tyler, Texas.

In order to complete the reorganization of its debt and to provide for necessary working capital financing, Teletouch also entered into new credit agreements with First Community Financial Corporation and TLL Partners. Proceeds from these facilities combined with working capital from the Company were used to fund the cash payments to lenders in the amount of $9,800,000 required to restructure the senior debt.

AGREEMENTS WITH FIRST COMMUNITY FINANCIAL CORPORATION ("FCFC")

Concurrent with the restructuring of its debt, Teletouch executed two promissory notes in favor of FCFC, (a) a $2,000,000 Multiple Advance Promissory Note ("MAP Note") and (b) a Term Promissory Note in the initial principal amount of $250,000 ("Term Note", and together with the MAP Note, the "Credit Facility"). Both notes are collateralized by an accounts receivable security agreement ("FCFC Security Agreement") which gives FCFC a security interest in all accounts receivable and substantially all other assets of the Company, excluding its FCC licenses and certain real property. FCFC is an unrelated third party with no prior relationships with the Company or its affiliates.

The MAP Note provides for a revolving line of credit of up to a maximum amount of $2,000,000. The MAP Note bears interest at a floating rate of 5.25% above the prime rate of Bank One Arizona. The interest rate cannot be less than an annual rate of 10% and interest is payable on the MAP Note on the first day of each month on which there is an outstanding indebtedness under the MAP Note. In addition, Teletouch must make a minimum interest payment of $5,000 each month. Borrowings under the MAP Note are limited to amounts which, together with amounts previously borrowed, do not exceed a borrowing base. This borrowing base is defined as 75% of the Company's eligible commercial accounts receivable and 50% of the Company's eligible reseller accounts receivable, with certain adjustments. No advances will be made by FCFC if an event of default (as that term is defined under the FCFC Security Agreement) occurs and Teletouch fails to cure the event of default. The MAP Note matures upon the termination of the FCFC Security Agreement. The FCFC Security Agreement provides for an initial term of two years from date of execution and subsequent one-year renewal terms. In consideration for establishing the line of credit, Teletouch paid to FCFC a commitment and funding fee of $30,000 on the date the Company executed the MAP Note. In the event FCFC and Teletouch agree to extend the term of the MAP Note, Teletouch will pay an additional $10,000 on each anniversary of any MAP Note extensions.

The Term Note requires principal payments in the amount of $5,000 be made to FCFC in 50 consecutive weekly installments. Interest on the principal amount then outstanding is paid monthly. The Term Note bears the same interest rate terms as the MAP Note. The Term Note is also secured by the FCFC Security Agreement. Teletouch paid FCFC a funding and commitment fee of $3,750 upon execution of the Term Note.

In the event that the amount under the Credit Facility is increased, Teletouch agreed to pay an additional fee of 1.0% of the additional commitment amount to FCFC. Amounts outstanding under the Credit Facility rank senior to amounts outstanding with each of TLL Partners and Pilgrim.

AGREEMENT WITH TLL PARTNERS

On May 17, 2002, the Company entered into a note agreement with TLL Partners ("TLL Note"), an entity controlled by Robert McMurrey, Chairman of Teletouch, which allows for borrowings in the aggregate principal amount of $2,200,000. The outstanding principal and accrued interest becomes payable in full May 17, 2007 and accrues interest at the rate of 10% annually. The TLL Note is subordinated to the interests of FCFC and Pilgrim's interest and does not require the maintenance of any financial or operating covenants. As of May 31, 2002, borrowings under the TLL Note totaled $500,000.

SETTLEMENT OF JUNIOR DEBT; RESTRUCTURING AGREEMENT

The Company reached an agreement with the two holders of the Company's junior subordinated debt (the "Junior Debt"), GM Holdings and TLL Partners concerning the Junior Debt held by each of GM Holdings and TLL Partners simultaneously with the restructuring of the senior debt discussed above. The material provisions of the agreement are discussed below.

On May 17, 2002, TLL Partners, paid $800,000 and exercised an option it had previously purchased to acquire all of the Teletouch securities held by Continental Illinois Venture Corporation ("CIVC") which included $22,451,000 of the total $25,513,000 in outstanding principal and accrued interest under the Junior Debt, 295,649 shares of Teletouch common stock, 2,660,840 warrants to purchase Teletouch common stock, 36,019 shares of Series B Preferred Stock, 324,173 warrants to purchase Series B Preferred Stock, and 13,200 shares of Series A Preferred Stock.

Pursuant to the Restructuring Agreement dated May 17, 2002 by and among TLL Partners, GM Holdings and Teletouch, the two holders of the Company's Junior Debt reached an agreement that released and discharged Teletouch of its Junior Debt obligations without recourse. GM Holdings forgave Teletouch's debt obligations totaling $3,062,000 including accrued interest and TLL Partners forgave Teletouch's debt obligations totaling $22,451,000.

Robert M. McMurrey is the founder and the Chairman of the Board of Teletouch. Mr. McMurrey's investments in Teletouch are made through TLL Partners and Rainbow Resources, Inc. ("RRI"). RRI is a Texas corporation of which Robert M. McMurrey is the sole director and shareholder. The principal business of RRI is the ownership and operation of oil and gas properties and the ownership of Teletouch securities. TLL Partners is a Delaware limited liability company of which Robert M. McMurrey is the sole officer. TLL Partners is a wholly-owned subsidiary of Progressive Concepts Communications, Inc., a Delaware corporation
(PCCI). PCCI owns all of the outstanding equity securities of Progressive Concepts, Inc., a Texas corporation. PCCI may be deemed to be controlled by Robert M. McMurrey by virtue of his being the majority stockholder thereof. The principal business of TLL Partners is to act as a holding company for Mr. McMurrey's investment in Teletouch securities.

Pursuant to the Restructuring Agreement dated as of May 17, 2002, by and among TLL Partners, GM Holdings and Teletouch ("Restructuring Parties"), (1) TLL Partners agreed to extend a five-year loan, subordinated to Pilgrim's interests, in the aggregate principal amount of $2,200,000 to Teletouch ; (2) GM Holdings agreed to cancel and deliver its Junior Debt, in the amount of approximately $3,062,000 including accrued and unpaid interest, to Teletouch, fully and freely releasing and discharging Teletouch of its Junior Debt obligations without recourse; (3) TLL Partners agreed to cancel and deliver to Teletouch the Junior Debt it acquired from CIVC, in the amount of approximately $22,451,000 including accrued and unpaid interest, fully and freely releasing and discharging Teletouch of its Junior Debt obligations without recourse; (4) subject to shareholder approval and satisfaction of applicable American Stock Exchange

Rules, Teletouch agreed to issue warrants to purchase 6,000,000 shares of Teletouch common stock to GM Holdings, at a price of $0.01 per share, exercisable commencing three years following the date of issue, redeemable at the option of the holder upon the earlier of a change in control or five years from the date of issue, and terminating eight years following the date of issue, and (5) TLL Partners agreed to enter into and to cause each of Rainbow Resources, Inc., Robert M. McMurrey and J. Kernan Crotty to enter into a Principal Stockholders Agreement.

Each of the Restructuring Parties agreed that no dividends would accrue, be declared or made on the Series A Preferred Stock or the Series B Preferred Stock. GM Holdings also granted TLL Partners, at no cost, an option to purchase all 1,800 shares of Series A Preferred Stock and all 49,375 shares of Series B Preferred Stock held by GM Holdings (the "GM Securities") for $74,000 aggregate consideration. As an inducement for entering into the Restructuring Agreement, TLL Partners paid $59,000 to GM Holdings upon its execution. In addition, Teletouch and TLL Partners agreed that, subject to shareholder approval and satisfaction of applicable American Stock Exchange Rules, TLL Partners would sell Teletouch all of the GM Securities, as well as all of the common Stock, common stock warrants, Series A Preferred Stock, Series B Preferred Stock and Series B Preferred Stock Warrants which TLL Partners acquired from CIVC, in exchange for 1,000,000 shares of Teletouch's Series C Preferred Stock. The agreement contemplates that 1,000,000 shares of the Company's 5,000,000 authorized preferred shares shall be designated as Series C Preferred Stock, par value $0.001 per share.

The material terms of the Series C Preferred Stock would be as follows: after payment of all amounts due under the Amended Credit Agreement, (1) dividends may be paid on a pro rata basis; (2) assets may be distributed upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and (3) holders may convert all, but not less than all, of their Series C Preferred Stock into shares of Common Stock after May 20, 2005, subject to the following terms and conditions. The Series C Preferred Stock will be convertible into a number of shares of Common Stock computed by dividing (1) the product of (A) the number of shares of Series C Preferred Stock to be converted and (B) 22, by (2) the conversion price in effect at the time of conversion. The conversion price for delivery of Common Stock shall initially be $0.50 and subject to adjustment. The Series C Preferred Stock would be non-voting. Holders of Series C Preferred Stock would be entitled to notice of all stockholders meetings. The consent of at least a majority of the Series C Preferred Stock (calculated on an "as converted" basis) is required to effect any amendment (a) to voting powers, preferences or rights of the holders of Series C Preferred Stock or (b) to the Certificate of Incorporation authorizing, creating or increasing the amount of any shares of any class or series prior or equal to the Series C Preferred Stock for payment of dividends or (c) any merger or consolidation unless the surviving entity shall have no class or series of shares or securities authorized or outstanding ranking prior to the Series C Preferred Stock.

Based on the estimated fair value of the Series C Preferred Stock and the 6,000,000 warrants to purchase common stock to be issued to GM Holdings of $1,855,000 and $1,345,000, respectively, the Company has recorded a portion of the fair value of these securities, $742,000 for the Series C Preferred Stock and $538,000 for the warrants to purchase common stock, as a reduction to the gain on extinguishment of debt.

In addition, Teletouch, CIVC, CIVC Partners, GM Holdings and certain Teletouch stockholders (the "Stockholders") entered into a Termination Agreement. The Termination Agreement requires Teletouch, CIVC, CIVC Partners, GM Holdings and the Stockholders to release each other from liability connected with the following investment agreements: (1) the Amended and Restated Subordinated Note, Preferred Stock and Warrant Purchase Agreement dated as of August 3, 1995; (2) the Stockholders Agreement dated as of August 3, 1995; (3) the Registration Agreement dated as of August 3, 1995; (4) the Warrant Agreement dated as of August 3, 1995 and (5) the Option and Securities Purchase Agreement dated August 24, 2001.

The gain on extinguishment of debt for the year ended May 31, 2002, of approximately $69,600,000 was calculated as follows:

    Senior debt, including accrued interest, extinguished           $60,700,000
    Junior subordinated debt extinguished                            25,500,000
                                                                    ------------
    Total                                                            86,200,000

    LESS:
    Cash paid                                                         9,800,000
    Pilgrim promissory note, including interest to be paid            3,200,000
    Allocated portion of the fair value of the Series C
       Preferred Stock                                                  700,000
    Allocated portion of the fair value of the 6,000,000
       warrants to purchase common stock                                500,000
    Allocated portion of cash paid by significant shareholder           400,000
    Write-off of related debt issue costs                             1,100,000
    Fees and expenses incurred                                          900,000
                                                                    ------------

    Gain on extinguishment of debt                                  $69,600,000
                                                                    ============

THE BRIEF DESCRIPTION OF THE TERMS OF THE VARIOUS AGREEMENTS DESCRIBED ABOVE IS BY ITS NATURE INCOMPLETE. IT IS QUALIFIED IN THE ENTIRETY BY THE TEXT OF THE RESPECTIVE AGREEMENTS WHICH ARE INCLUDED AS EXHIBITS TO THE FORM 8-K FILED ON JUNE 3, 2002. ALL READERS OF THAT REPORT ARE ENCOURAGED TO READ THE ENTIRE TEXT OF THE DOCUMENTS REFERRED TO IN THE FORM 8-K FILED WITH THE SEC ON JUNE 3, 2002, AS AMENDED AND RESTATED IN THE FORM 8-K/A FILED WITH THE SEC ON JUNE 17, 2002.

SELECTED FINANCIAL INFORMATION

The following table represents certain items from the Company's consolidated statements of operations and certain other information for the periods indicated.

                                                    (In Thousands, except Per Share Data, Pagers in Service and ARPU)
                                                          2002         2001         2000         1999         1998
                                                       ----------   ----------   ----------   ----------   ----------
Service, rent, and maintenance revenue .............   $  34,335    $  42,929    $  45,164    $  42,792    $  38,831
Product sales revenue ..............................      12,234       13,366       11,427        8,346        6,328
                                                       ----------   ----------   ----------   ----------   ----------
   Total revenues ..................................      46,569       56,295       56,591       51,138       45,159
Net book value of products sold ....................      (8,539)     (13,405)     (11,211)      (8,000)      (6,634)
                                                       ----------   ----------   ----------   ----------   ----------
                                                       $  38,030    $  42,890    $  45,380    $  43,138    $  38,525
Operating expenses .................................      36,601       79,337       43,650       42,678       38,329
                                                       ----------   ----------   ----------   ----------   ----------
Operating income ...................................       1,429      (36,447)       1,730          460          196
Interest expense, net ..............................      (7,412)      (8,775)      (7,908)      (7,823)      (8,535)
Loss on investments ................................          --         (356)          --           --           --
                                                       ----------   ----------   ----------   ----------   ----------
Gain on extinguishment of debt .....................      69,571           --           --           --           --
                                                       ----------   ----------   ----------   ----------   ----------
Gain (loss) on disposal of assets ..................        (109)        (237)         155           23        4,171
                                                       ----------   ----------   ----------   ----------   ----------
Income (loss) before income taxes ..................      63,479      (45,815)      (6,023)      (7,340)      (4,168)
Income tax expense/(benefit) .......................          --           --           --           --           48
                                                       ----------   ----------   ----------   ----------   ----------
Net income (loss) before preferred stock dividends..   $  63,479    $ (45,815)   $  (6,023)   $  (7,340)   $  (4,216)
                                                       ==========   ==========   ==========   ==========   ==========

INCOME (LOSS) PER SHARE APPLICABLE TO COMMON STOCK:
Earnings (loss) per share basic (1)(3) .............   $   11.55    $  (10.65)   $   (2.29)   $   (2.52)   $   (1.66)
Earnings (loss) per share diluted (1)(3) ...........   $    0.64    $  (10.65)   $   (2.29)   $   (2.52)   $   (1.66)
                                                       ----------   ----------   ----------   ----------   ----------
Net income (loss) ..................................   $   11.55    $  (10.65)   $   (2.29)   $   (2.52)   $   (1.66)
                                                       ==========   ==========   ==========   ==========   ==========

Pagers in service at end of period .................     271,100      354,700      411,700      394,200      349,700
                                                       ==========   ==========   ==========   ==========   ==========
Average revenue per unit ("ARPU") ..................   $    8.79    $    8.78    $    8.98    $    9.25    $    9.33
                                                       ==========   ==========   ==========   ==========   ==========
Total assets (1) ...................................   $  23,638    $  31,445    $  77,693    $  81,256    $  87,194
                                                       ==========   ==========   ==========   ==========   ==========
Long-term debt, net of current portion (2)(3) ......   $   2,511    $      --    $  71,927    $  75,944    $  74,487
                                                       ==========   ==========   ==========   ==========   ==========
_____________

(1) 2001 information includes impairment charges of $36.6 million related to certain intangible assets recorded in the three month period ended May 31, 2001.
(2) $66,935,000 of long-term debt was classified as a current liability as of May 31, 2001.
(3) $57,100,000 in outstanding principal on the Company's senior debt and $25,513,000 in outstanding principal and accrued interest were retired on May 20, 2002 as the Company concluded its efforts to recapitalize its debt and certain equity securities. The Company recorded a gain on the extinguishment of debt of $69,571,000.

FAIRNESS OPINION ISSUED BY FINANCIAL ADVISOR

On July 1, 2002, the Special Committee of the Teletouch Board of Directors retained Hoak Breedlove Wesneski & Co. ("HBW") to analyze the fairness, from a financial point of view, to certain of the holders of the outstanding shares of Teletouch common stock of the issuances (1) to GM Holdings of warrants to purchase 6,000,000 shares of Teletouch common stock and (2) to TLL Partners of 1,000,000 shares of Series C Preferred Stock of Teletouch pursuant to the Restructuring Agreement dated May 17, 2002, as amended June 17, 2002 (the "Restructuring Agreement"). Those issuances, and the agreements of GM Holdings and TLL Partners with the Company and the deliveries by GM Holdings and TLL Partners to the Company that are consideration for the issuances pursuant to the Restructuring Agreement are referred to together below in this section (as in HBW's opinion) as the "Transaction." GM Holdings, TLL Partners, and affiliates of either of them are collectively referred to below in this section (as in HBW's opinion) as the "Investors."

At the August 7, 2002 meeting of the Board of Directors, HBW presented its analysis (as summarized below) and delivered its written opinion to the effect that, as of such date and based on the matters described in the opinion, the Transaction was fair, from a financial point of view, to the stockholders of Teletouch other than the Investors. HBW's opinion to the Special Committee and the Board of Directors is dated and speaks only as of August 7, 2002. After the August 7, 2002 meeting, HBW received additional financial projections from Teletouch that address Teletouch's future performance assuming Teletouch does not enter into certain contracts or offer certain new products, as previously anticipated. HBW has incorporated these new projections into its overall analysis, as summarized below. The additional projections did not alter HBW's opinion, and therefore, HBW has not made any other presentation or provided any other document to the Special Committee or the Board of Directors. HBW does not have any obligation to update, revise, or reaffirm its opinion, including at the time of the Annual Meeting.

A COPY OF HBW'S OPINION IS ATTACHED AS APPENDIX D. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. PLEASE READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, AND THE ASSUMPTIONS MADE BY HBW.

BACKGROUND OF THE OPINION

HBW's opinion was only one of many factors considered by the Special Committee and the Board of Directors in their evaluation of the Transaction and should not be viewed as determinative of the views of the Special Committee, the Board of Directors, or management with respect to the Transaction.

The following summarizes the material valuation methodologies used by HBW in its fairness opinion. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made, or the conclusion reached by HBW or a complete description of its presentation. HBW believes, and so advised the Special Committee and the Board of Directors, that HBW's analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions. HBW did not attempt to assign specific weights to particular analyses.

No company or transaction used as a comparison by HBW in its analyses is identical or directly comparable to the Company or the Transaction. In performing its analyses, HBW made numerous assumptions with respect to industry performance, business and economic conditions, and other matters. The analyses performed by HBW are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

HBW's opinion addresses only the fairness of the Transaction, from a financial point of view, to the stockholders of Teletouch other than the Investors. It does not constitute a recommendation to the stockholders as to how they should vote, and it does not address Teletouch's underlying business decision to effect the Transaction. HBW did not participate in negotiating or structuring the Transaction or consider the relative merits of the Transaction as compared to alternative business strategies or transactions. Further, HBW was not requested to, and did not, solicit other third-party indications of interest in investing in or acquiring all or any portion of the Company. HBW's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by HBW at the date of its opinion and presentation to the Board of Teletouch.

To prepare its opinion, HBW made the reviews, analyses, and inquiries that it deemed necessary and appropriate under the circumstances. Among other things,
HBW:

o Reviewed Teletouch's annual reports on Form 10-K for the two fiscal years ended May 31, 2001 and 2000, the quarterly report on Form 10-Q for the period ended February 28, 2002, and draft financial statements prepared by Teletouch for the fiscal year ended May 31, 2002, which Teletouch's management had identified as being the most current financial statements then available;
o    Reviewed copies of:
         >>   The Restructuring Agreement;
         >>   Restated and Amended Certificate of Incorporation of Teletouch
              Communications, Inc. dated May 17, 2002;
         >>   Principal Stockholders Agreement dated as of May 17, 2002, among
              TLL Partners, GM Holdings, Rainbow Resources, Inc., Robert M.
              McMurrey, and J. Kernan Crotty;
         >>   Investor Rights Agreement dated May 17, 2002 among TLL Partners,
              GM Holdings, and Teletouch;
         >>   Termination Agreement dated May 17, 2002 between the Company,
              Continental Illinois Venture Corporation, CIVC Partners I, GM
              Holdings, and certain other Teletouch stockholders;
         >>   Subordinated Note agreement dated May 17, 2002 between the Company and TLL Partners;
         >>   Common Stock Purchase Warrant between Teletouch and GM Holdings;
              and
         >>   Co-Sale Agreement dated May 17, 2002 between TLL Partners and GM
              Holdings;

o Reviewed the terms of Teletouch's debt outstanding before, and to be outstanding after, consummation of the Restructuring Agreement;
o    Reviewed other publicly available documentation;
o Held discussions with members of senior management of the Company concerning the business and prospects of the Company;
o    Visited Teletouch's headquarters in Tyler, Texas;
o Reviewed financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished by the Company for the fiscal years ending May 31, 2003 through 2005;
o Reviewed the historical market prices and trading volume for Teletouch's publicly traded securities; and
o Reviewed publicly available financial data for certain companies that it deemed comparable to Teletouch, and publicly available prices and multiples paid in acquisitions of companies in an industry similar to Teletouch.

In preparing its opinion, HBW relied on the accuracy and completeness of all information supplied or otherwise made available by the Company, and did not assume any responsibility to independently verify that information. With respect to the financial statements reviewed, HBW assumed that the statements were prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and fairly and accurately presented the Company's financial condition and results of operations as of their respective dates in accordance with GAAP. HBW assumed that the audited May 31, 2002 financial statements would not differ in any material respect from the draft provided to it. With respect to the financial forecasts, HBW assumed that they were reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of the Company as to future performance of the Company. HBW also relied upon assurances of the management of the Company that they were unaware of any facts that would make the information or financial forecasts provided to HBW incomplete or misleading. HBW did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did HBW obtain or receive any such evaluations or appraisals.

In assessing the financial fairness of the Transaction, HBW used widely accepted valuation methodologies to perform an independent analysis of the enterprise or equity value of Teletouch, analyzed the terms of the securities to be surrendered and the securities to be issued in the Transaction, and compared the post-Transaction with the pre-Transaction equity ownership of Teletouch.

SUMMARY OF HBW'S ANALYSES

For its opinion, HBW conducted:

         o    An analysis and valuation of Teletouch's equity or stock;
         o An analysis and valuation of the securities to be surrendered to Teletouch in the Transaction;
         o An analysis and valuation of the securities to be issued by Teletouch in the Transaction; and
         o An analysis of the common equity ownership both before and after the Transaction.

ANALYSIS AND VALUATION OF TELETOUCH'S EQUITY OR STOCK

HBW used four widely accepted valuation methodologies to value Teletouch's stock: (1) the liquidation method, which analyzes the stockholders' equity before and after the capital restructuring; (2) the market multiple method, which involves the multiplication of various earnings and cash flow measures by appropriate multiples determined by analyzing other public companies in the same or similar businesses; (3) the transaction multiple method, in which control transactions in a similar industry are analyzed to determine relevant earnings multiples at which control of similar companies changes; and (4) a discounted cash flow valuation analysis using forecast earnings obtained from Teletouch management.

LIQUIDATION METHOD. This method involves analyzing the assets and the liabilities of Teletouch to determine their respective values in an orderly liquidation. The value of the stockholders' equity is equal to the resulting value of the assets minus the liabilities. HBW performed this analysis on a pre-restructuring and post-restructuring basis. The "restructuring" involved forgiveness of principal and interest relating to $60.7 million of senior debt and $25.5 million of junior subordinated debt. Based upon this analysis, HBW believed that the orderly liquidation of Teletouch, whether before or after the restructuring, would result in no value remaining for the holders of Teletouch stock.

MARKET MULTIPLE VALUATION METHOD. Teletouch provides telecommunications services in non-major metropolitan areas and communities. Through inter-carrier arrangements, Teletouch also provides nationwide and expanded regional coverage. The Company's paging network comprises a one-way communications link to its subscribers within a specified coverage area. Therefore, HBW chose as comparable companies for this analysis four public companies within the communications services market with significant paging operations: Arch Wireless, Inc., Metrocall, Inc., Motient Corporation, and Weblink Wireless, Inc.

HBW measured multiples of revenues, earnings before interest and taxes (EBIT), and earnings before interest, taxes, depreciation and amortization (EBITDA). HBW computed multiples for the last twelve months for the most recent fiscal quarter-end. To derive the relevant multiples, the revenue, EBIT and EBITDA levels of the comparable companies were compared to their enterprise value (which is the trading value of equity plus the adjusted book value of debt, less cash and cash equivalents on the balance sheet). The comparable companies' book value of debt was adjusted to reflect their proposed (and in the case of Arch Wireless and Motient, approved) reorganizations of debt in accordance with their press releases and SEC filings.

The multiples of latest twelve-month revenue for the comparable companies ranged from 0.16 to 1.13 times revenue, with a median of 0.26 times. The multiples of latest twelve-month EBITDA ranged from 1.02 to 1.62 times, with a median of 1.34 times. The multiples of latest twelve-month EBIT were not measurable because of negative EBIT. HBW also calculated Teletouch's implied multiples on a fully diluted basis before the restructuring, assuming all outstanding Series A Preferred Stock, Series B Preferred Stock, Series B Preferred Stock Warrants and Common Stock warrants were converted into or exercised for shares of Teletouch common stock at the August 6, 2002 closing price of $0.36 per share. Using this method, Teletouch's implied revenue multiple was 1.0 times, and the implied EBITDA multiple was 5.5 times. The relevant multiple range was derived by using the comparable companies' median multiples for the lower range, and using Teletouch's implied multiples for the high range. The enterprise value for Teletouch derived from this method was $11.6 million to $48.0 million.

TRANSACTION MULTIPLE VALUATION METHOD. This method involves determining multiples of earnings and cash flow and other financial measures. The multiples are determined through an analysis of transactions involving controlling interests in companies in a similar industry or with operations similar to the principal business operations of Teletouch. HBW analyzed 31 control transactions that closed since January 1, 2000 involving companies in the telecommunications industry.

Revenue multiples were calculated for these transactions based on the trailing twelve-month financial performance of the target companies, before the control transaction. The multiples of latest twelve-month revenue ranged from 0.3 to
11.9 times, with a median of 2.5 times. Neither EBITDA nor EBIT multiples could be analyzed because of lack of data. The relevant multiple range was derived by using the minimum multiple for the low end of the range, and the most relevant transaction (the acquisition of Pagenet by Arch Wireless, which had a revenue multiple of 1.9 times) as the high end of the range. Using this methodology, the derived enterprise value for Teletouch was $14.1 million to $90.2 million.

DISCOUNTED CASH FLOW VALUATION METHOD. Using a discounted cash flow analysis, HBW estimated the net present value of the unlevered free cash flows that the Company could produce from fiscal 2003 through fiscal 2005 based on projections provided by Company management. In calculating the terminal value, HBW assumed constant growth rates for free cash flows ranging from -5.0% to 3.0%, which HBW believed to be appropriate in such analysis. The annual free cash flows and terminal value were discounted to determine a net present value of the enterprise value of the Company. Discount rates in the range of 10% to 25% were chosen based upon an analysis of the weighted average cost of capital. The discounted cash flow analysis by HBW produced implied enterprise values for the Company ranging from $5.4 million to $23.4 million.

ANALYSIS AND VALUATION OF SECURITIES TO BE SURRENDERED TO TELETOUCH

JUNIOR SUBORDINATED DEBT TO BE SURRENDERED. HBW analyzed the fair market value of the Company's junior subordinated debt before the restructuring by assessing the payment schedule of the debt assuming the Company would continue as a going concern and pay off the debt as dictated in the credit agreements. All principal and interest accrued on the subordinated debt was to be due August 3, 2003. This payment was then discounted to present value using an appropriate discount rate. Based upon this analysis, HBW estimated the junior subordinated debt surrendered by GM Holdings and TLL Partners had a present fair market value of $20.4 million.

EQUITY SECURITIES TO BE SURRENDERED. HBW analyzed the fair market value of the equity securities to be surrendered by GM Holdings and TLL Partners as part of the restructuring. The shares of Series A Preferred Stock were valued based on the Company's equity value in 2003 (as determined by the discounted cash flow method), the year the preferred shares are convertible, and then discounted to present value using the Company's required rate of return on equity. The present value of the remaining amount of that equity was then allocated on a pro-rata basis among the Series B Preferred Stock, Series B Preferred Stock Warrants, Common Stock, and Common Stock Warrants utilizing the treasury stock method for warrants and options. Based upon this analysis, HBW estimated the Series A Preferred Stock to be surrendered had a present fair market value ranging from $2.7 million to $13.2 million, and the remaining Series B Preferred Stock, Series B Preferred Stock Warrants, Common Stock, and Common Stock Warrants to be surrendered had an aggregate present fair market value ranging from $382,000 to $1.5 million.

ANALYSIS AND VALUATION OF SECURITIES TO BE ISSUED BY TELETOUCH

EQUITY SECURITIES TO BE ISSUED. HBW analyzed the Company's common stock value in 2005 (as determined by the discounted cash flow method), the year the shares of Series C Preferred Stock become convertible, and then discounted to present value using the Company's required rate of return on equity. Based upon this analysis HBW estimated that the 1,000,000 shares of Series C Preferred Stock had a present fair market value ranging from $1.8 million to $9.6 million.

The Common Stock Warrants to be issued by Teletouch may be put to the Company in 2007 at $0.50 per warrant or may be exercised in 2005. The put value was discounted to present value using the Company's required rate of return on equity. This value was compared to the call value, which is the common stock value in 2005 discounted to present value at the same discount rate. HBW valued the warrants at the higher of the put value, and the call value. Based upon this analysis, HBW estimated the present fair market value of the 6,000,000 warrants at $1.3 million.

OWNERSHIP ANALYSIS

Assuming a common stock share price of $0.36 as of August 6, 2002, HBW compared the fully diluted ownership of all equity holders assuming the new securities are issued in the Transaction with shareholder approval, and assuming continuation of the current capital structure without the Transaction (assuming no shareholder approval). Assuming the capital structure with Teletouch's fully converted Series A Preferred Stock, Series B Preferred Stock, Series B Preferred Stock Warrants, Common Stock, Common Stock Warrants, and options outstanding, the common stock holders own 4.2% of the fully diluted equity of Teletouch. Assuming shareholder approval of the Transaction, the common stock holders would own 8.4% of Teletouch's fully diluted equity.

FAIRNESS CONCLUSION

Based on the foregoing analyses, HBW concluded that the Transaction was fair from a financial point of view to the stockholders of Teletouch other than the Investors.

RELATIONSHIP BETWEEN TELETOUCH AND HBW

HBW is a regional investment bank with expertise in, among other things, valuing businesses and securities and rendering fairness opinions. The Special Committee of Teletouch selected HBW because of its experience and expertise in performing valuation and fairness analyses. HBW does not beneficially own, nor has it ever beneficially owned, any interest in Teletouch. In addition to rendering its fairness opinion, HBW was engaged by Teletouch to perform a valuation the securities issued and the securities to be surrendered by the Company. HBW has no agreement or understanding to provide additional services to Teletouch beyond the scope of its fairness opinion or valuation assignment.

Teletouch paid HBW a fee of $125,000 and agreed to pay HBW its reasonable out-of-pocket expenses incurred in connection with the rendering of the fairness opinion, including HBW's reasonable expenses of legal counsel. No portion of the fee was contingent upon approval or completion of the Transaction. Teletouch has further agreed to indemnify HBW against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has been selected to serve as the Company's independent accountants for the fiscal year 2002. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity, if they so desire, to make a statement and respond to appropriate questions from the shareholders. The Audit Committee has considered the compatibility of non-audit services by Ernst & Young in relationship to maintaining the auditor's independence.

For the calendar year 2002, fees to Ernst & Young LLP were as follows:

         o audit fees of approximately $166,100, of which an aggregate amount of $41,600 had been billed through May 31, 2002.
         o    all other (non-audit) fees in 2002 were $28,800.
         o there were no fees paid for financial information systems design and implementation.

                       DISCUSSION OF PROPOSALS RECOMMENDED
                        FOR CONSIDERATION BY STOCKHOLDERS

                                   PROPOSAL 1
          TO ELECT TWO CLASS II DIRECTORS TO SERVE FOR THREE YEARS AND
         UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND SHALL QUALIFY

The board of directors has concluded that the re-election of the Class II directors is in the best interests of Teletouch and recommends stockholder approval of the re-election of J. Kernan Crotty and Marshall G. Webb for three-year terms, and until their successors have been duly elected and shall qualify. The remaining directors will continue to serve in their positions for the remainder of their terms. Biographical information concerning Messrs. Crotty and Webb and the other Teletouch directors can be found under "Information About Directors and Executive Officers."

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the re-election of Messrs. Crotty and Webb, the board of directors' nominees. Although the board of directors of Teletouch does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the person(s) named in the enclosed proxy will vote for the election of such other persons as may be nominated by the board of directors.

Each of Messrs. Crotty and Webb must receive a plurality of votes cast in order to be elected. The board of directors unanimously recommends a vote FOR the re-election of Messrs. Crotty and Webb.

                                   PROPOSAL 2
                  TO RATIFY THE SELECTION OF ERNST & YOUNG LLP
                           AS INDEPENDENT ACCOUNTANTS

The board of directors, upon recommendation of the Audit Committee, concluded that the continued engagement of Ernst & Young LLP as our independent public accountants was in the best interests of Teletouch. In the past fiscal year there have been no changes in and no disagreements with our accountants on accounting and financial disclosure matters.

Proposal 2 must be approved by a majority of the votes cast in order to be effective. Therefore, any shares that are not voted, including shares represented by a proxy which is marked "abstain," will not count either "for" or "against" Proposal 2. The board of directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent public accountants for Teletouch.

                                   PROPOSAL 3
            TO APPROVE THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION PROVIDING FOR AN INCREASE IN THE AUTHORIZED
           SHARES OF THE COMPANY'S COMMON STOCK TO 70,000,000 SHARES

The board of directors, upon recommendation of the Audit Committee, concluded that amending Article IV of the Company's Certificate of Incorporation to increase the authorized common shares from 25,000,000 to 70,000,000 is advisable in order to ensure sufficient common shares are available in the event of exercise of options currently outstanding and conversion of preferred stock proposed to be issued, and in the event of future option grants under the Company's 2002 Stock Option Plan and any future other issuances.

As a consequence of the creation of the Series C Preferred, and the contemplated issuance of the GM Holdings Warrant, the number of shares of common stock of the Company must be increased, and the board of directors has recommended that the provisions of the Certificate of Incorporation relating to the capitalization of the Company be amended to provide that the total number of shares of common stock which the Corporation is authorized to issued is seventy million (70,000,000).

The text of the proposed amendment is attached to this proxy statement as Appendix A.

Proposal 3 must be approved by a majority of the outstanding shares in order to be effective. Therefore, any shares that are not voted, or abstain from voting, will count as a vote "against" Proposal 3. The board of directors unanimously recommends a vote FOR the amendment of the Certificate of Incorporation.

                                   PROPOSAL 4

          TO APPROVE THE ISSUANCE BY THE COMPANY OF 1,000,000 SHARES OF
          SERIES C PREFERRED STOCK AND WARRANTS TO PURCHASE 6,000,000
         SHARES OF THE COMPANY'S COMMON STOCK TO CERTAIN AFFILIATES OF
        THE COMPANY, PURSUANT TO THE TERMS AND CONDITIONS OF THE MAY 17,
           2002 RESTRUCTURING AGREEMENT BY AND AMONG THE COMPANY, TLL
                     PARTNERS, L.L.C. AND GM HOLDINGS, LLC.

In May 2002 the Company entered into a series of transactions by which it reduced and reorganized its debt and capitalization. Among other things, the board of directors approved the Restructuring Agreement between the Company, TLL Partners, L.L.C. and GM Holdings, LLC. Both of those companies may be deemed to be "affiliates" of Teletouch because (a) TLL Partners is substantially controlled by Robert M. McMurrey, the Chairman of the Board of Teletouch, and TLL Partners holds a sufficient number of convertible securities to obtain a sizable portion (over 53%) of the voting stock of the Company, and (b) GM Holdings owns approximately 13.8% of the outstanding voting shares of Teletouch.

With respect to the Restructuring Agreement, the board of directors concluded that the issuance of 1,000,000 shares of a new series of its stock, the Series C Preferred Stock, to TLL Partners, and the issuance of warrants to purchase 6,000,000 shares of the Company's common stock to GM Holdings, is in the Company's interest. These issuances are subject to shareholder approval and satisfaction of applicable American Stock Exchange Rules. The Company agreed that it would submit the issuance of the Series C Preferred Stock and the GM Holdings Warrants for stockholder approval as promptly as practicable, use its reasonable best efforts to obtain the stockholder authorization, and recommend to its stockholders approval of such issuance.

A more complete and detailed description of these transactions will be found in the section entitled "Settlement of Junior Debt; Restructuring Agreement." See also "Fairness Opinion Issued by Financial Advisor."

Ordinarily the Company may issue preferred stock, or warrants to purchase shares, without obtaining shareholder approval, but because the shares issuable on conversion of the Series C Preferred Stock or upon exercise of the GM Holdings Warrants would equal more than 20% of the currently outstanding shares of the Company, stockholder approval is required by the rules of the American Stock Exchange (AMEX). This stockholder approval must be obtained PRIOR to the actual issuance of the Series C Preferred or the Warrant.

COMPARISON OF THE TERMS OF CLASS A PREFERRED STOCK TO THE TERMS OF CLASS C PREFERRED STOCK.

DIVIDENDS. The Series A dividend amount is set at 14%, calculated on the liquidation value of each share of $1,000.00. Through May 20, 2002, no dividends had been paid on Series A shares, and $1,550.28 in dividends had accrued for each outstanding share. Pursuant to the restructuring agreement, no further dividends or other distributions on the Series A shares will be allowed after May 20, 2002, and in any case, no accrued dividends may be paid until all amounts under the Amended Credit Agreement have been paid. The Series C shares contain no mandatory dividend provisions; however, dividends may be declared or paid on a pro-rate basis but only to the extent allowed by the Amended Credit Agreement.

CONVERSION. The Series A shares may be converted into shares of common stock at any time after August 2, 2003. Series C shares are convertible only after May 20, 2005. In the case of Series A shares, the liquidation value of $1,000 is added to the $1,550.28 in dividends which have accrued through May 20, 2002, and that sum is divided by the conversion price. The conversion may be the lower of
(a) $5.25, or (b) the price of a share of common stock on the date of conversion. On September 18, 2002, the conversion rate would have been $0.22, so that, if the Series A shares were convertible on that date, there would be 11,592 shares issuable for each of the 15,000 Series A shares outstanding. In the case of the Series C shares, the stated value of $22 per share is divided by the conversion rate of $.50, such that, if the Series C shares were convertible on September 18, 2002, each Series C share would be converted into 44 shares of common stock.

REDEMPTION. Except as prohibited by the Amended Credit Agreement, the Series A shares may be redeemed at the discretion of the Company. The redemption amount would be equal to the sum of the liquidation amount ($1.000.00) and the accrued, unpaid dividend on each share ($1,550.28), or $2,550.28 per share for each of the 15,000 Series A shares outstanding. There are certain situations in which the holders of Series A shares may demand redemption, however, their basis in certain earnings or revenue values make them extremely unlikely. Series C shares have no redemption privileges.

VOTING. In ordinary situations, both the Series A and Series C Shares are non-voting. The exception to this is whenever an issue which may adversely affect them is proposed. The terms of the Series A shares may vote on any proposal about a merger or consolidation with another entity, or the sale of all or substantially all of the Company's assets, or the dissolution or liquidation of the Company, the approval of 67% of the Series A shares then outstanding is required. Exceptions to this clause are in cases where the merger is with a subsidiary and the Company is the surviving corporation or if no fundamental change results from the merger. The Series C shares contain substantially the same limited rights to vote, with the same exceptions, but here the Series A vote required for certain corporate transactions is 67%, the Series C requires only a simple majority of the shares outstanding (calculated on an "as-converted" basis).

SUMMARY.  Here in tabular form is a summary of the preceding paragraphs:

                                            SERIES A SHARES                       SERIES C SHARES
------------------------------------------- ------------------------------------- ----------------------------------
DIVIDENDS                                   14% annually; there are unpaid        No required dividend
                                            dividends of $1,550.28 outstanding
                                            on each share
------------------------------------------- ------------------------------------- ----------------------------------
CONVERSION, each share:                     11,592 shares of common stock         44 shares of common stock
(if it could be converted today)
------------------------------------------- ------------------------------------- ----------------------------------
CONVERSION, all shares                      173,880,000 shares of common stock    44,000,000 shares of common stock
(if they could be converted today)
------------------------------------------- ------------------------------------- ----------------------------------
REDEMPTION                                  $38,254,269 payable by Teletouch      No redemption privilege
if Company chose to redeem all outstanding
Series A shares
------------------------------------------- ------------------------------------- ----------------------------------
VOTING                                      None, except 67% super-majority       None, except 50% majority
                                            required in certain corporate         required in certain corporate
                                            transactions                          transactions
------------------------------------------- ------------------------------------- ----------------------------------

ONE MILLION SHARES OF SERIES C PREFERRED STOCK: Teletouch agreed that it would issue 1,000,000 shares of Series C Preferred Stock to TLL Partners in exchange for which TLL Partners agreed to, among other things (1) extend to Teletouch a five-year loan in the principal amount of $2,200,000; (2) cancel and deliver to Teletouch Junior Debt in the amount of approximately $22,451,000 (including accrued interest), fully and freely releasing and discharging Teletouch of its Junior Debt obligations without recourse; (3) transfer back to Teletouch all 1,800 shares of Series A Preferred Stock and all 49,375 shares of Series B Preferred Stock which TLL Partners purchased from GM Holdings, and (4) transfer back to Teletouch all of the Option Securities. The Option Securities are:

         o    295,649 shares of common stock;
         o    2,660,840 common stock purchase warrants;
         o    13,200 shares of Series A Preferred Stock;
         o    36,019 shares of Series B Preferred Stock; and
         o    324,172 Series B Preferred Stock purchase warrants

If the stockholders do not approve the issuance of the shares of Series C Preferred Stock described above, TLL Partners will not have any recourse against the Company.

This table compares conversion privileges, assuming the respective shares could be converted on September 18, 2002 (with common stock priced assumed to be $0.22):

Shares of common stock issuable upon conversion of Series A shares:    173,880,000
Shares of common stock issuable upon conversion of Series B shares:        512,364
Shares of common stock underlying Series B Warrant:                      1,945,032
                                                                      ------------
Total:                                                                 176,337,396
                                                                      ============

In exchange for:  Shares of common issuable on conversion of Series C:  44,000,000
                                                                      ============

Management believes it is plain to see that the issuance of the 1,000,000 shares of Series C Preferred Stock in return for all of the outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series B Warrants alone represents a good opportunity for the Company. See "Settlement of Junior Debt; Restructuring Agreement" and "Fairness Opinion issued by Financial Advisor."

The complete text of the Certificate of Designation, Number, Powers, Preferences and Rights of the Series C Preferred Stock, which sets forth the terms of the Series C Preferred Stock, is attached to this proxy statement as Appendix B.

WARRANTS TO PURCHASE 6,000,000 SHARES OF COMMON STOCK: The Company agreed that,
(1) in return for the cancellation of approximately $3,062,000 in debt (including accrued interest), and (2) as an inducement for GM Holdings to transfer to TLL Partners all Series A Preferred Stock and all Series B Preferred Stock held by GM Holdings (for $74,000 paid to GM Holdings by TLL Partners), the Company would issue to GM Holdings warrants to purchase 6,000,000 shares of Teletouch common stock at an exercise price of $0.01 per share. The warrants will be exercisable beginning in May of 2005, terminating in May of 2010. If the stockholders do not approve the issuance of the GM Holdings Warrants to purchase common stock described above, GM Holdings will not have any recourse against the Company. See "Settlement of Junior Debt; Restructuring Agreement" and "Fairness Opinion Issued by Financial Advisor."

Proposal 4 must be approved by a majority of the shares voting in order to be effective. Therefore, any shares that are not voted, including shares represented by a proxy which is marked "abstain," will not count either "for" or "against" Proposal 4. The board of directors unanimously recommends a vote FOR the approving the issuance of these securities.

                                   PROPOSAL 5
    TO APPROVE THE RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

The board of directors has determined that it is in the best interest of the Company to recodify its principle charter document, the Certificate of Incorporation, by placing into one document the initial Certificate of Incorporation and all of the amendments that have been made to it since 1994, including, if Proposal 3 is approved, the amendment of Article IV.

In addition to the amendment to the Certificate of Incorporation which is the subject of Proposal 3, and the authority sought by this Proposal 5, other non-material changes will be effected in the Restated Certificate of Incorporation. These non-material changes are intended to clarify certain language, correct or change internal references and correct typographical errors. If Proposal 5 is approved by the Stockholders, it is intended that these non-material changes will be included in the Restated Certificate of Incorporation which will be signed and filed with the Delaware Secretary of State.

Proposal 5 must be approved by a majority of the votes outstanding in order to be effective. Therefore, any shares which are not voted, or abstain from voting, will count as votes "against" Proposal 5. The board of directors unanimously recommends a vote FOR the approval of the restatement of the Certificate of Incorporation.

                                   PROPOSAL 6
             TO ADOPT AND RATIFY THE COMPANY'S 2002 STOCK OPTION AND
                            APPRECIATION RIGHTS PLAN

On November 21, 2001 the board of directors recommended amending the 1994 Stock Option Plan to better enable the Company to attract and retain quality directors and to provide better incentives to key employees of the Company. Upon further review and discussion of the 1994 Stock Option Plan, the board of directors decided that a new stock option and appreciation rights plan should be adopted. The 2002 Plan is presented for stockholder approval because, under the United States income tax code (the Code), all plans which provide for the issuance of "incentive stock options" must be approved and ratified by the issuer's stockholders within 12 months after the date the plan is adopted by the board of directors.

The purpose of the 2002 Plan is to induce officers, directors, employees and consultants of Teletouch or any of Teletouch's subsidiaries who are in positions to contribute materially to Teletouch's growth and prosperity to remain with Teletouch by offering these individuals incentives and rewards in recognition of their contributions to Teletouch. The 2002 Plan applies to all grants of stock options and stock appreciation rights (SARs) granted on or after the date the 2002 Plan is approved or adopted by Teletouch's directors unless otherwise indicated. As of September 18, 2002, the market value of the 23,333 shares underlying the options issuable under the 2002 Plan was $5,133.

Under the 2002 Plan, Teletouch may issue options which will result in the issuance of up to an aggregate of ten million (10,000,000) shares of Teletouch common stock. The 2002 Plan provides for options which qualify as incentive stock options (Incentive Options) under Section 422 of the Code, as well as the issuance of non-qualified options (Non-Qualified Options). The shares issued by Teletouch under the 2002 Plan may be either treasury shares or authorized but unissued shares as Teletouch's board of directors may determine from time to time.

Pursuant to the terms of the 2002 Plan, Teletouch may grant Non-Qualified Options and SARs only to officers, directors, employees and consultants of Teletouch or any of Teletouch's subsidiaries as selected by the board of directors or the Compensation Committee. The 2002 Plan also provides that the Incentive Options shall be available only to officers or employees of Teletouch or any of Teletouch's subsidiaries as selected by the board of directors or Compensation Committee.

Options granted under the 2002 Plan must be evidenced by a stock option agreement in a form consistent with the provisions of the 2002 Plan. In the event that employment or service provided by a Plan participant is terminated for cause, any vested or unvested options, rights to any options, or SARs of the 2002 Plan participant will terminate immediately regardless of whether the option is qualified or non-qualified. In the event a Plan participant is terminated for any reason other than for cause, death or disability, any non-qualified or qualified options, options rights or SARs held by the 2002 Plan participant may be exercised for three months after termination or at any time prior to the expiration of the option, whichever is shorter, but only to the extent vested on the termination date.

The price at which shares of common stock covered by the option can be purchased is determined by Teletouch's Compensation Committee or board of directors; however, in all instances the exercise price is never less than the fair market value of Teletouch's common stock on the date the option is granted. To the extent that an Incentive Option or Non-Qualified Option is not exercised within the period in which it may be exercised in accordance with the terms and provisions of the 2002 Plan described above, the Incentive Option or Non-Qualified Option will expire as to the then unexercised portion. To exercise an option, the 2002 Plan participant must tender an amount equal to the total option exercise price of the underlying shares and provide written notice of the exercise to Teletouch. The right to purchase shares is cumulative so that once the right to purchase any shares has vested, those shares or any portion of those shares may be purchased at any time thereafter until the expiration or termination of the Option. A copy of the 2002 Plan is attached to this proxy statement as Appendix C.

Proposal 6 must be approved by a majority of the votes cast in order to be effective. Therefore, any shares that are not voted, including shares represented by a proxy which is marked "abstain," will not count either "for" or "against" Proposal 6. The board of directors unanimously recommends a vote FOR the adoption and ratification of the 2002 Plan.

                              OTHER PROPOSED ACTION

The board of directors does not intend to bring any other matters before the Annual Meeting, nor does the board of directors know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the board of directors.

Stockholders should note that the Teletouch By-Laws provide that no proposals or nominations of directors by stockholders shall be presented for a vote at an Annual Meeting of stockholders unless notice complying with the requirements in the By-Laws is provided to the board of directors or the Teletouch Secretary no later than the close of business on the fifth day following the day on which notice of the Annual Meeting is first given to stockholders.

                      STOCKHOLDER PROPOSALS AND SUBMISSIONS

If any stockholder wishes to present a proposal for inclusion in the proxy materials to be solicited by the Teletouch board of directors with respect to the next Annual Meeting of stockholders, that proposal must be presented to the Teletouch management prior to May 29, 2003.

Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

                                              By Order of the Board of Directors

                                              TELETOUCH COMMUNICATIONS, INC.

                                              /s/ Susie M. Fowler

                                              Susie M. Fowler, Secretary

                                                                    ATTACHMENT I
                                                                    ------------

                      TELETOUCH COMMUNICATIONS, INC. PROXY

                        ANNUAL MEETING OF STOCKHOLDERS OF
                         TELETOUCH COMMUNICATIONS, INC.
                               ON NOVEMBER 7, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Henry Y.L. Toh, Marshall G. Webb, J. Kernan Crotty, Clifford E. McFarland, Susan Stranahan Ciallella and Robert M. McMurrey, and each or any of them proxies, and agents and attorneys-in-fact, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of stockholders to be held on November 7, 2002 at 10:00 a.m. at the Hotel Adolphus, 1321 Commerce Street, Dallas, Texas 75202 or at any adjournment thereof, upon the matters set forth in the proxy statement for such meeting.

1. TO ELECT TWO CLASS II DIRECTORS TO SERVE FOR THREE YEARS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND SHALL QUALIFY.

     [ ] FOR THE NOMINEES LISTED BELOW     [ ] WITHHOLD AUTHORITY
                                           to vote for the nominees listed below

(INSTRUCTION: To withhold authority to vote for the nominee strike a line through the nominee's name below:)

                    J. Kernan Crotty          Marshall G. Webb

2. TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                 [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3. TO APPROVE THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION PROVIDING FOR AN INCREASE IN THE AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK TO 70,000,000 SHARES.

                 [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

4. TO APPROVE THE ISSUANCE OF 1,000,000 SHARES OF SERIES C PREFERRED STOCK AND WARRANTS TO PURCHASE 6,000,000 SHARES OF THE COMPANY'S COMMON STOCK TO CERTAIN AFFILIATES OF THE COMPANY PURSUANT TO THE TERMS AND CONDITIONS OF THE MAY 17, 2002 RESTRUCTURING AGREEMENT BY AND AMONG THE COMPANY, TLL PARTNERS, L.L.C. AND GM HOLDINGS, LLC.

                 [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

5.   TO APPROVE THE RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION.

                 [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

6. TO ADOPT AND RATIFY THE COMPANY'S 2002 STOCK OPTION AND APPRECIATION RIGHTS PLAN.

                 [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

7. In the discretion of the proxies, on such other business as may properly come before the meeting.

                 [ ] FOR          [ ] AGAINST          [ ] ABSTAIN



Dated: __________________                          _____________________________
                                                   Signature
                                                   _____________________________
                                                   Signature if held jointly

NOTE: When shares are held by joint tenants, both should sign. Persons signing as Executor, Administrator, Trustee, etc. should so indicate. Please sign exactly as the name appears on the proxy.

            IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE
                        VOTED FOR PROPOSALS 1 THROUGH 6.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

                                                                      APPENDIX A

TEXT OF AMENDMENT TO CERTIFICATE OF INCORPORATION INCREASING THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK TO 70,000,000.

The first paragraph of Article IV, Capitalization, will be amended so that it reads as follows:

                                   ARTICLE IV

                                 CAPITALIZATION

The total number of shares of stock which the Corporation shall have authority to issue is seventy-five million (75,000,000). The total number of shares of common stock which the Corporation is authorized to issue is seventy million (70,000,000) and the par value of each such share of common stock is one-tenth of a cent ($.001) (the "Common Stock"). The total number of shares of preferred stock which the Corporation is authorized to issue is five million (5,000,000) and the par value of each such share of preferred stock is one-tenth of a cent ($.001) (the "Preferred Stock").

                                                                      APPENDIX B

                       CERTIFICATE OF DESIGNATION, NUMBER,
                      POWERS, PREFERENCES AND RIGHTS OF THE
                            SERIES C PREFERRED STOCK

                                       OF

                         TELETOUCH COMMUNICATIONS, INC.

The undersigned hereby certify that:

1. The name of the corporation is Teletouch Communications, Inc. (hereinafter referred to as the "Corporation"), a corporation organized and existing under the laws of the State of Delaware.

2. The certificate of incorporation of the Corporation, as amended, authorizes the issuance of five million shares of Preferred Stock, par value $.001 per share, and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares as a class or series, each class or series to be expressly designated by distinguishing number, letter, or title prior to the issuance thereof; and to designate the voting powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, and other distinguishing characteristics thereof.

3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid and pursuant to the provisions of the Delaware General Corporation Law, has adopted the following resolutions creating a Series "C" issue of Preferred Stock:

WHEREAS, Article IV of the certificate of incorporation, as amended (the "Certificate of Incorporation"), authorizes the Corporation to issue up to 5,000,000 shares of Preferred Stock as a class or series, each class or series to be expressly designated by distinguishing number, letter, or title prior to the issuance thereof; and to designate the voting powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, and other distinguishing characteristics thereof;

WHEREAS, the Board of Directors is authorized by the Certificate of Incorporation, to designate the voting powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, and other distinguishing characteristics of one or more series of Preferred Stock;

WHEREAS, two series of preferred stock have been previously designated, i.e., Series A Preferred Stock and Series B Preferred Stock, and the Corporation now wishes to designate one million (1,000,000) of such shares of Preferred Stock to be Series C Preferred Stock; and to designate the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions and other distinguishing characteristics of the same;

NOW THEREFORE, be it

RESOLVED:             that the Board of Directors hereby fixes and
                      determines the designation and the number of shares constituting the Series C Preferred Stock, and the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions, and other distinguishing characteristics of the Series C Preferred Stock, as follows:

                                * - * -* - * - *

         SECTION 1. DESIGNATION. Shares of Preferred Stock are designated as follows: 1,000,000 shares as the "Series C Preferred Stock" (the "Series C"). Each share of Series C shall be identical in all respects to every other share of Series C.

         SECTION 2. DEFINITIONS. As used herein with respect to Series C, the following terms shall have the following meanings:

                  (a) The term "accrued dividends," with respect to any share of any class or series, shall mean an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends theretofore paid thereon.

                  (b) The term "anniversary date" shall mean each date that is the anniversary of May 17, 2002 or, if not a business day, the next following business day.

                  (c) The term "business day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Dallas, Texas are not authorized or obligated by law, regulation or executive order to close.

                  (d) The term "Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of May 17, 2002 by and among the Corporation, ING Prime Rate Trust, a Massachusetts business trust (formerly known as Pilgrim America Prime Rate Trust), and any other lender becoming a party thereto.

                  (e) The term "FCC" means the United States Federal Communications Commission or any governmental body or agency succeeding to the functions thereof.

                  (f) The term "junior stock" shall mean the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which preferred stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                  (g) The term "parity stock" shall mean any other class or series of stock of the Corporation hereafter authorized which ranks on a parity with Series C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         SECTION 3. DIVIDENDS. Only after all amounts due under the Credit Agreement have been fully paid, the holders of shares of Series C shall be entitled to participate, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, PRO RATA with the holders of the shares of junior stock as though the Series C had been converted into such shares of junior stock with respect to any dividends declared and paid by the Corporation on junior stock.

         SECTION 4. LIQUIDATION RIGHTS. Only after all amounts due under the Credit Agreement have been fully paid, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, the assets of the Corporation shall be distributed among the holders of junior stock and Series C on an as converted basis and in each case according to their respective numbers of shares. For the purposes of this
Section 4, the merger or consolidation of the Corporation with any other corporation, including a merger in which the holders of the shares of Series C receive cash or property for their shares, or the sale of all or substantially all of the assets of the Corporation, or the reduction of the capital stock of the Corporation or any other form of recapitalization or reorganization affecting the Corporation shall not constitute a liquidation, dissolution or winding up of the Corporation.

         SECTION 5. CONVERSION RIGHTS. Only after all amounts due under the Credit Agreement have been fully paid, each holder of shares of Series C shall have the right, at such holder's option, to convert all, but not less than all, such shares into shares of Common Stock of the Corporation at any time following the third anniversary date, subject to the following terms and conditions:

                  (a) The Series C shall be convertible at the principal office of the Corporation, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation into a number of shares of Common Stock computed by dividing (1) the product of (A) the number of shares of Series C to be converted and (B) 22 by (2) the conversion price, determined as hereinafter provided, in effect at the time of conversion.

                  (b) The price at which shares of Common Stock shall be delivered upon conversion of the shares of Series C shall initially be $0.50 (herein called the "conversion price") per share of Common Stock. The conversion price shall be adjusted in certain instances as provided in paragraph (e) below.

                  (c) In order to convert shares of Series C into Common Stock the holder thereof shall surrender at the office or offices hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation at said office or offices that such holder elects to convert such shares. Shares of Series C surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the shares of Series C to the opening of business on the date for payment of such dividend shall (except in the case of shares of Series C which have been called for redemption on a redemption date within such period) be accompanied by a payment of an amount equal to the dividend payable on such dividend payment date on the shares of Series C being surrendered for conversion. Except as provided in the preceding sentence, no payment or adjustment shall be made upon any conversion on account of any unpaid or accrued dividends on the shares of Series C surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

                  Shares of Series C shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of the certificates for such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

                  (d) No fractional shares of Common Stock shall be issued upon conversion of shares of Series C, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay cash in respect of such fraction in an amount equal to the same fraction of the Closing Price (as hereinafter defined) on the date on which the certificate or certificates for such shares were duly surrendered for conversion, or, if such date is not a Trading Day (as hereinafter defined), on the next Trading Day.

                  (e) The conversion price and the number and kind of shares of capital stock of the Corporation issuable on conversion of the shares of Series C shall be adjusted from time to time as follows:

                           (i) STOCK SPLITS AND COMBINATIONS. In case the
                  Corporation shall subdivide its outstanding Common Stock into a greater number of shares, or combine its outstanding Common Stock into a smaller number of shares, the conversion price in effect immediately before the time when such subdivision or combination becomes effective shall be adjusted so that the holder of each share of Series C converted thereafter shall be entitled to receive the number of shares of Common Stock that such holder would have received if such shares of Series C had been converted immediately prior thereto at the conversion price then in effect. Such adjustment shall be made successively whenever any such event shall occur.

                           (ii) STOCK DIVIDENDS IN COMMON STOCK. In case the
                  Corporation shall pay a dividend or make a distribution in shares of Common Stock on any class of capital stock of the Corporation, the conversion price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive such dividend or distribution shall be reduced by multiplying such conversion price by a fraction, of which the numerator shall be the number of shares of Common Stock theretofore outstanding and of which the denominator is the sum of such number of shares and the total number of shares issued in such dividend or other distribution.

                           (iii) ISSUANCE OF RIGHTS OR WARRANTS. In case the
                  Corporation shall issue to holders of Common Stock rights or warrants entitling such holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price (as determined pursuant to clause (vii) below), the conversion price in effect immediately before the close of business on the record date fixed for the determination of stockholders entitled to receive such rights or warrants shall be reduced by multiplying such conversion price by a fraction, of which the numerator is the sum of the number of shares of Common Stock outstanding at the close of business on such record date and the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and of which the denominator is the sum of the number of shares of Common Stock outstanding at the close of business on such record date and the number of additional shares of Common Stock so offered for subscription or purchase. For the purpose of this clause
                  (iii), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of such securities and the minimum aggregate amount (if any) payable upon conversion of such securities into Common Stock. Such adjustment shall be made successively whenever any such event shall occur. In case such rights or warrants are not issued after such a record date has been fixed, the conversion price shall be readjusted to the conversion price which would have been in effect if such record date had not been fixed.

                           (iv) DISTRIBUTION OF INDEBTEDNESS, SECURITIES OR
                  ASSETS. In case the Corporation shall distribute to holders of Common Stock (whether pursuant to a merger or consolidation or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than Common Stock, rights or warrants referred to in paragraph (iii) above or a dividend payable exclusively in cash and other than as a result of a Fundamental Change), the conversion price in effect immediately before the close of business on the record date fixed for the determination of stockholders entitled to receive such distribution shall be reduced by multiplying such conversion price by a fraction, of which the numerator is the Current Market Price (determined as provided in clause (vii) below) on such record date less the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of the portion of such indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock, and the denominator is such Current Market Price. Such adjustment shall be made successively whenever any such event shall occur. In case such distribution is not made after such a record date has been fixed, the conversion price shall be readjusted to the conversion price that would have been in effect if such record date had not been fixed.

                           (v) EXTRAORDINARY DIVIDENDS; CERTAIN TENDER AND
                  EXCHANGE OFFERS. In case the Corporation shall pay a cash dividend to holders of Common Stock (other than pursuant to a Fundamental Change) in an aggregate amount that, when combined with the aggregate amount paid in respect of cash dividends within the preceding 12 months to the extent such amount has not already been applied in a prior adjustment pursuant to this paragraph, exceeds 10% of the product of the Current Market Price on the date fixed for payment of such dividend and the number of shares of Common Stock outstanding on such payment date, the conversion price in effect immediately before the close of business on such payment date shall be reduced by multiplying such conversion price by a fraction, of which the numerator is the Current Market Price on such payment date less the amount by which the amount of such dividend per share exceeds the Current Market Price and the denominator is such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following such payment date, and the holder of each share of Series C converted after the close of business on the record date fixed for determination of stockholders entitled to receive such dividend and prior to the close of business on such payment date shall also be entitled to receive, for each share of Common Stock received upon such conversion, the amount of such dividend per share of Common Stock. In case the Corporation, directly or indirectly, shall consummate a tender offer or exchange offer for all or any portion of the Common Stock and the sum of the amount of cash and the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of property paid in respect thereof is in excess of the product of the Current Market Price on the expiration date of such tender or exchange offer and the number of shares of Common Stock theretofore outstanding, such excess amount shall be treated as a cash dividend for purposes of the foregoing sentence. Such adjustment shall be made successively whenever any such event shall occur.

                           (vi) FUNDAMENTAL CHANGE. In case any transaction or
                  event (including without limitation any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets (a "Fundamental Change"), the holder of each share of shares of Series C outstanding immediately before such Fundamental Change shall have the right upon any subsequent conversion to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that such holder would have received if such share had been converted immediately prior thereto; provided, however, that if more than 80% of the value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of such stock, other securities, cash and assets consists of common stock of any corporation, such holder shall have the right to receive such number of shares of such common stock that such holder would have received if all of such value had consisted solely of such common stock. The Corporation agrees that it will not be a party to or permit any Fundamental Change to occur unless the foregoing provisions are included in the terms thereof. This paragraph shall similarly apply to any subsequent Fundamental Change.

                           (vii) CURRENT MARKET PRICE. For purposes of any
                  computation under clauses (iii), (iv) and (v) above, the Current Market Price on any date means the average of the daily Closing Prices for five consecutive Trading Days selected by the Board of Directors commencing not more than 20 Trading Days before, and ending not later than, the earlier of such date and the day before the record date fixed for determination of stockholders entitled to receive any rights or warrants referred to in clause (iii), any distribution referred to in clause (iv) or any dividend referred to in clause (v) or, in the case of a tender or exchange offer referred to in clause (v), the expiration date thereof. Notwithstanding the foregoing, in the event there is no public market for the Common Stock, the Current Market Price per share of Common Stock on any date shall be established by the unanimous agreement of the Board of Directors of the Corporation in its sole discretion.

                           (viii) DEFERRAL OF CERTAIN CONVERSIONS REQUIRING
                  ADJUSTMENT. In any case in which this paragraph (e) requires that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (A) issuing to the holder of any shares of Series C converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the conversion price in effect immediately before adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (c) above. In any such case, the Corporation shall issue or cause a transfer agent to issue due bills or other appropriate evidence of the right to receive the shares the issuance of which is so deferred.

                           (ix) DEFERRAL OF SMALL ADJUSTMENTS. Any adjustment in
                  the conversion price otherwise required by this Section 5 (except clause (ii) above) may be postponed until the date of the next adjustment otherwise required to be made if such adjustment (together with any other adjustments postponed pursuant to this clause (ix) and not theretofore made) would not require an increase or decrease of more than 1% in such conversion price and would not, if made, entitle the holders of all then outstanding shares of Series C upon conversion to receive additional shares of Common Stock equal in the aggregate to one-tenth of one percent (0.1%) or more of the then issued and outstanding shares of Common Stock. All calculations under this paragraph (e) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                           (x) PROVISIONS APPLICABLE TO OTHER CLASSES OF STOCK.
                  In the event that at any time, as a result of an adjustment made pursuant to clause (iv) or (vi) above, the holder of any shares of Series C becomes entitled to receive any shares of capital stock other than Common Stock of the Corporation, the number and kind of such other shares so receivable shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions concerning the Common Stock contained in clauses
                  (i) through (ix) above, and the other provisions of this paragraph (e) concerning the Common Stock shall apply on like terms to any such shares.

                           (xi) VOLUNTARY REDUCTION IN CONVERSION PRICE. The
                  Board of Directors may make such reductions in the conversion price, in addition to those required by this paragraph (e), as shall be determined by the Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend or distribution of stock or rights to acquire stock or any event treated as such for Federal income tax purposes to the recipients.

                           (xii) AUTHORITY OF THE BOARD OF DIRECTORS. The Board
                  of Directors shall have the power to resolve any ambiguity or correct any error in this paragraph (e), and its action in so doing shall be final and conclusive.

                  (f) Whenever the conversion price is adjusted as herein provided:

                           (i) the Corporation shall compute and file with each
                  transfer agent for the shares of Series C, if any, the adjusted conversion price in accordance with this Section 5 and shall prepare a certificate signed by the Corporation's treasurer setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based; and

                           (ii) a notice stating that the conversion price has
                  been adjusted and setting forth the adjusted conversion price shall be mailed, as soon as practicable, to the holders of record of outstanding shares of Series C at their respective last addresses appearing on the books of the Corporation.

                  (g) In case:

                           (i) the Corporation declares a dividend or other
                  distribution on its Common Stock payable otherwise than in cash out of its retained earnings which will result in an adjustment of the conversion price; or

                           (ii) the Corporation authorizes the issuance to the
                  holders of its Common Stock of rights or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or any other subscription rights or warrants; or

                           (iii) of any reclassification of the capital stock of
                  the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or of any other transaction or event that would constitute or result in a Fundamental Change; or

                           (iv) of the voluntary or involuntary liquidation,
                  dissolution or winding up of the Corporation;

                  then the Corporation shall file with each transfer agent for the shares of Series C, if any, and mail to the holders of record of the outstanding shares of Series C, at their respective last addresses appearing on the books of the Corporation, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, winding up or Fundamental Change is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, winding up or Fundamental Change. Failure to give notice as required by this paragraph (g), or any defect therein, shall not affect the validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, winding up or Fundamental Change, or the vote on any action authorizing such.

                  (h) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of issuance upon conversion of shares of Series C, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series C then outstanding.

                  If any shares of Common Stock required to be reserved for issuance upon conversion of shares of Series C require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued or freely transferred upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is quoted on the American Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of shares of Series C. The requirements of this paragraph shall apply only when shares of Series C shall have become freely transferable under the Federal securities laws.

                  (i) The Corporation shall pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series C pursuant hereto, other than any tax in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C so converted were registered. No such issuance or delivery in a name other than that in which the shares of Series C were registered shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

                  (j) For the purpose of this Section 5, "Common Stock" includes any stock of any class or series of the Corporation which has no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and are not subject to redemption by the Corporation. Shares issuable upon conversion of shares of Series C, however, shall include only shares of the class designated as Common Stock as of the first date of issuance of shares of Series C or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and that have no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class or series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

                  (k) As used in this Section 5, the term "Closing Price" on any day shall mean the reported last sale price per share of Common Stock on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, in each case on the American Stock Exchange, or if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose; and the term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Dallas, Texas are not authorized or obligated by law or executive order to close.

                  (l) The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this Section 5.

                  (m) Upon any conversion that might, within the reasonable opinion of any holder of shares of Series C, be considered a change in control by the FCC or for the purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Corporation will seek any necessary approvals for such proposed change in control at its sole expense. If for any reason the FCC or any governmental instrumentality prohibits or enjoins the conversion that may result in such change of control, the Corporation will, at its sole expense, take all steps reasonably necessary or desirable to effect such change in control and obtain all necessary or desirable approvals with respect thereto.

         SECTION 6. VOTING RIGHTS.

                  (a) Except as otherwise provided herein and as otherwise required by applicable law, the shares of Series C shall have no voting rights; provided that each holder of shares of Series C shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

                  (b) So long as any shares of Series C are outstanding, in addition to any other vote or consent of stockholders required by law or by this certificate of incorporation, the vote or consent of the holders of at least a majority of the shares of Series C calculated on an as converted basis voting separately as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                           (i) any amendment, alteration or repeal of any of the
                  provisions of the certificate of incorporation of the Corporation, which would alter or change the voting powers, preferences or special rights of shares of Series C so as to affect them adversely; provided, however, that the amendment of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any junior stock or any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking junior to any shares of Series C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences or special rights of the shares of Series C;

                           (ii) any amendment or alteration of the certificate
                  of incorporation of the Corporation to authorize or create or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking prior to or in parity with shares of Series C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

                           (iii) any merger or consolidation of the Corporation
                  with or into any other entity other than a corporation, or any merger or consolidation of the Corporation with or into any other corporation unless the surviving or resulting corporation, or a corporation controlling such corporation that issues shares or securities in such merger or consolidation, will thereafter have no class or series of shares or other securities either authorized or outstanding ranking prior to the shares of Series C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up, except the same number of shares and the same amount of other securities with the same voting powers, preferences and special rights as the shares and securities of the Corporation respectively authorized and outstanding immediately before such merger or consolidation, and each share of Series C outstanding immediately before such merger or consolidation is changed thereby into the same number of shares, with the same voting powers, preferences and special rights, of such corporation;

         PROVIDED, HOWEVER, that if any such amendment, alteration or repeal would adversely affect the voting powers, preferences or special rights of the shares of Series C and any other series of preferred stock similarly entitled to vote upon the matters specified herein in substantially the same manner, it shall be sufficient if the holders of shares of Series C and all such other series of preferred stock so adversely affected vote thereon together as a single class, regardless of series.

         SECTION 7. OTHER RIGHTS. The shares of Series C shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in the certificate of incorporation.

         SECTION 8. IMPERMISSIBLE PAYMENTS. Until all amounts due under the Credit Agreement are paid in full, the holders of the Series C shall not receive or accept any payment from the Corporation related to such Series C (other than cash in lieu of fractional shares as set forth herein and other than Common Stock issued in exchange therefor). If the holders of the Series C receive any payment on the Series C (other than cash in lieu of fractional shares as set forth herein and other than Common Stock issued in exchange therefor) that the holders of the Series C are not entitled to receive hereunder, the holders of the Series C will hold the amount so received in trust for the benefit of the lenders party to the Credit Agreement and will forthwith turn over such payment to the lenders under the Credit Agreement in the form received (except for the endorsement of the holders of the Series C where necessary) for application to then-existing amounts due under the Credit Agreement (whether or not due), in such manner of application as the lenders under the Credit Agreement may deem appropriate. If the holders of the Series C fail to make any endorsement required hereunder, the lenders under the Credit Agreement, or any of their officers or employees or agents on behalf of the lenders under the Credit Agreement, are hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the holders of the Series C to make such endorsement in the holders of the Series C's name. For purposes of this
Section 8, the lenders under the Credit Agreement shall be third-party beneficiaries hereunder.

                                * - * -* - * - *

and, further

RESOLVED:        that the statements contained in the foregoing resolutions creating and designating the voting powers, designations, preferences and relative, participating, optional or other rights, and other distinguishing characteristics thereof, shall, upon the effective date of such series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of Section 104 and 151 of the Delaware General
                 Corporation Law.

         The foregoing resolutions were duly adopted by the Board of Directors without the requirement of shareholder action at a meeting held on August 7, 2002 pursuant to the Certificate of Incorporation and the provisions of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, Teletouch Communications, Inc. has caused this Certificate Of Designation, Number, Powers, Preferences And Rights Of The Series C Preferred Stock of Teletouch Communications, Inc. to be executed by its duly authorized officer, on this 24th day of September, 2002.

                                             TELETOUCH COMMUNICATIONS, INC.

                                             By:  /s/ J. Kernan Crotty
                                                  ---------------------------
                                                  J. Kernan Crotty, President

ATTEST:

/s/ Susie M. Fowler
-------------------------------------
Susie M. Fowler, Secretary

                                                                      APPENDIX C

                         TELETOUCH COMMUNICATIONS, INC.

                 2002 STOCK OPTION AND APPRECIATION RIGHTS PLAN
                           (AS ADOPTED AUGUST 7, 2002)

                                    ARTICLE I
                            ESTABLISHMENT AND PURPOSE

         Section 1.1 Teletouch Communications, Inc., a Delaware corporation (the "Company"), hereby establishes an equity incentive plan to be named the 2002 Stock Option and Appreciation Rights Plan (the "2002 Plan" or "Plan").

         Section 1.2 The purpose of the 2002 Plan is to induce persons who are officers, directors, employees and consultants of the Company or any of its subsidiaries who are in a position to contribute materially to the Company's prosperity to remain with the Company, to offer such persons incentives and rewards in recognition of their contributions to the Company's progress, and to encourage such persons to continue to promote the best interests of the Company. The 2002 Plan provides for options which qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to be issued to such persons who are employees or officers, as well as options which do not so qualify ("Non-Qualified Options") to be issued to officers, directors, employees and consultants.

         Section 1.3 This Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         Section 1.4 All stock options and SARs, granted by the Company on or after the date that this 2002 Plan has been approved or adopted by the Company's stockholders, shall be governed by the terms and conditions of this 2002 Plan unless the terms of such option or SAR specifically indicate that it is not to be governed by this 2002 Plan.

                                   ARTICLE II
                                 ADMINISTRATION

         Section 2.1 All determinations under the 2002 Plan concerning the selection of persons eligible to receive awards under the 2002 Plan and with respect to the timing, pricing and amount of a grant or award under this 2002 Plan shall be made by the administrator (the "Administrator") of the 2002 Plan. The Administrator shall be either (a) the Company's Board of Directors (the "Board"), or (b) in the discretion of the Board, a committee (the "Committee") that is composed solely of two or more members of the Board. In the event the Committee is the Administrator, the Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. In such case, a majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee. With respect to persons subject to
Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), transactions under this 2002 Plan are intended to comply with all applicable conditions of Rule 16b-3 ("Rule 16b-3") or its successor under the Exchange Act, as such may be amended from time to time. To the extent any provision of the 2002 Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

         Section 2.2 The provisions of this 2002 Plan relating to Incentive Options are intended to comply in every respect with Section 422 of the Code and the regulations promulgated thereunder ("Section 422"). In the event any future statute or regulation shall modify Section 422, this 2002 Plan shall be deemed to incorporate by reference such modification. Any Stock Option Agreement relating to any Incentive Option granted pursuant to this 2002 Plan outstanding and unexercised at the time that any modifying statute or regulation becomes effective shall also be deemed to incorporate by reference such modification, and no notice of such modification need be given to the optionee. Any Stock Option Agreement relating to an Incentive Option shall provide that the optionee hold his stock received upon exercise of such Incentive Option for a minimum of two years from the date of grant of the Incentive Option and one year from the date of the exercise of such Incentive Option absent the written approval, consent or waiver of the Committee.

         Section 2.3 All determinations made by the Administrator with respect to award grants to: (i) the chief executive officer of the Company or an individual acting in that capacity; (ii) one of the four highest compensated officers (other than the chief executive officer) of the Company; or (iii) an individual reasonably deemed likely, in the judgment of the Board of Directors or the Committee, to become an employee described in clause (i) or (ii) of this paragraph within the exercise period of any contemplated option, shall be made only by those directors who qualify as an "outside director" within the meaning of Treasury Regulation Sect. 1.162-27(e)(3), as that Regulation may be amended from time to time (the "Regulation"), under the Code, and all other directors must abstain from making any such award determinations. In addition to the foregoing limitation and any others set forth by this Plan, the Committee shall not make an award under this Plan which will result in the grant to any individual of more than 1,500,000 shares of Common Stock under this Plan. This limitation is subject to adjustment at the Board's discretion pursuant to
Article IX herein. This limitation shall be calculated by including the number of shares of Common Stock underlying the exercise of any Option granted pursuant to this Plan (if any).

         Section 2.4 If any provision of this 2002 Plan is determined to disqualify the shares purchasable pursuant to the Incentive Options granted under this 2002 Plan from the special tax treatment provided by Section 422, such provision shall be deemed to incorporate by reference the modification required to qualify the shares for said tax treatment.

         Section 2.5 The Company shall grant Incentive Options and Non-Qualified Options (collectively, "Options") and SARs under the 2002 Plan in accordance with determinations made by the Board or the Committee pursuant to the provisions of the 2002 Plan. All Options shall be evidenced by a Stock Option

Agreement and all SARs shall be evidenced by a Stock Appreciation Rights Agreement (which may or may not be incorporated into a Stock Option Agreement at the sole discretion of the Administrator). All Options granted pursuant to the 2002 Plan shall be clearly identified as Incentive Options or Non-Qualified Options. The Board or the Committee may from time to time adopt (and thereafter amend or rescind) such rules and regulations for carrying out the 2002 Plan and take such action in the administration of the 2002 Plan, not inconsistent with the provisions hereof, as it shall deem proper. The Board or, subject to the supervision of the Board, the Committee, shall have plenary discretion, subject to the express provisions of this 2002 Plan, to determine which officers, directors, employees and consultants shall be granted Options, the number of shares subject to each Option, the time or times when an Option may be exercised (whether in whole or in installments), the terms and provisions of the respective Option agreements (which need not be identical), including such terms and provisions which may be amended from time to time as shall be required, in the judgment of the Board or the Committee, to conform to any change in any law or regulation applicable hereto, and whether SARs hereto shall be granted pursuant to Article VIII; and to make all other determinations deemed necessary or advisable for the administration of the 2002 Plan. The interpretation and construction of any provisions of the 2002 Plan by the Board or the Committee (unless otherwise determined by the Board) shall be final, conclusive and binding upon all persons.

         Section 2.6 No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the 2002 Plan or any Option or SAR granted under it. A member of the Board or the Committee shall be indemnified by the Company, pursuant to the Company's By-Laws, for any expenses, judgments or other costs incurred as a result of a lawsuit filed against such member claiming any rights or remedies due to such member's participation in the administration of the 2002 Plan.

                                   ARTICLE III
           TOTAL NUMBER OF SHARES AVAILABLE TO BE OPTIONED OR GRANTED

         Section 3.1 There shall be reserved for issuance or transfer upon exercise of Options, to be granted from time to time under this 2002 Plan, an aggregate of ten million (10,000,000) shares of Common Stock, $.001 par value per share, of the Company (subject to adjustment as provided in Article IX hereof). The shares issued by the Company under the 2002 Plan may be either Treasury shares or authorized but unissued shares, as the Board from time to time may determine.

         Section 3.2 In the event that any outstanding Options under the 2002 Plan for any reason should expire or are terminated without having been exercised in full; or shares of Common Stock subject to Options are surrendered in whole or in part pursuant to SARs granted under Article VIII hereof (except to the extent that shares of Common Stock are paid to the holder of the Option upon such surrender) should be returned to Treasury, the unpurchased shares subject to such Option and any such surrendered shares or shares returned to Treasury may again be available for transfer under the 2002 Plan.

         Section 3.3 No Options or SARs shall be granted pursuant to this 2002 Plan to any optionee after the tenth anniversary of the earlier of the date that this 2002 Plan is adopted by the Board or the date that this 2002 Plan is approved by the Company's stockholders.

                                   ARTICLE IV
                                   ELIGIBILITY

         Section 4.1 Non-Qualified Options and SARs may be granted pursuant to this 2002 Plan only to officers, directors, employees and consultants of the Company or any of its subsidiaries, as selected by the Board or the Committee, and Incentive Options may be granted pursuant to this 2002 Plan only to officers, directors who are also employees, and employees of the Company or any of its subsidiaries, as selected by the Committee. Persons granted Options and/or SARs pursuant to this 2002 Plan are hereinafter referred to as "Optionees." For purposes of determining who is an employee with respect to eligibility for Incentive Options, Section 422 shall govern. The Board or the Committee may determine in its sole discretion that any person who would otherwise be eligible to be granted Options and SARs, shall, nonetheless, be ineligible to receive any award under this 2002 Plan.

         Section 4.2 The Board or the Committee will, in its discretion, determine the persons to be granted Options or SARs, the time or times at which Options or SARs shall be granted; with respect to Options, the number of shares subject to each Option; the terms of a vesting or forfeiture schedule, if any; the type of Option issued; the period during which any such options may be exercised; the manner in which Options may be exercised and all other terms and conditions of the Options; provided, however, no Option or SAR will be made which has terms or conditions inconsistent with this 2002 Plan. Relevant factors in making such determinations may include the value of the services rendered by the respective Optionee, his present and potential contributions to the Company, and such other factors which are deemed relevant in accomplishing the purpose of the 2002 Plan.

                                    ARTICLE V
                         TERMS AND CONDITIONS OF OPTIONS

         Section 5.1 Each Option granted under the 2002 Plan shall be evidenced by a Stock Option Agreement in a form not inconsistent with the 2002 Plan, provided that the following terms and conditions shall apply:

                  (a) The price at which each share of Common Stock covered by an Option may be purchased ("Option Exercise Price") shall be set forth in the Stock Option Agreement and shall be determined by the Board or the Committee, provided that the Option Exercise Price for any Incentive Option shall not be less than the "Fair Market Value" of the Common Stock at the time of grant as defined in Section 5.1(b). Notwithstanding the foregoing, if an Incentive Option to purchase shares is granted pursuant to this 2002 Plan to an Optionee who, on the date of the grant, directly or indirectly owns more than 10% of the voting power of all classes of stock of the Company or its parent or subsidiary, not including the stock obtainable under the Option, the minimum Option Exercise Price of such Option shall be not less than 110% of the "Fair Market Value" of the stock on the date of grant.

                  (b) The "Fair Market Value" shall be determined by the Board or the Committee, which determination shall be binding upon the Company and its officers, directors, employees and consultants. The determination of the Fair Market Value shall be based upon the following methodology: (i) if the Common Stock is not listed and traded upon a recognized securities exchange and there is no report of stock prices with respect to the Common Stock published by a recognized stock quotation service, on the basis of the recent purchases and sales of the Common Stock in arms-length transactions; or (ii) if the Common Stock is not then listed and traded upon a recognized securities exchange or quoted on The Nasdaq Stock Market, Inc. ("Nasdaq"), and there are reports of stock prices by a recognized quotation service, on the basis of quotations for such stock, based upon the average of the closing bid prices of the Common Stock for the five most recent trading days preceding the date of grant ("Five-Day Average"); or (iii) if the Common Stock shall then be listed and traded upon a recognized securities exchange or quoted on Nasdaq, upon the basis of the Five-Day Average preceding the date of grant on such recognized securities exchange; or, if the Common Stock was not traded on such date, upon the basis of the Five-Day Average nearest preceding that date. In the absence of any of the above-referenced evidence of Fair Market Value, the Board or the Committee shall consider such other factors relating to the Fair Market Value of the Common Stock, as it shall deem appropriate.

                  (c) For the purpose of determining whether an Optionee owns more than 10% of the voting power of all classes of stock of the Company, an Optionee is considered to own those shares which are owned directly or indirectly through brothers and sisters (including half-blooded siblings), spouse, ancestors and lineal descendants; and proportionately as a stockholder of a corporation, a partner of a partnership, and/or a beneficiary of a trust or an estate that owns shares of the Company.

                  (d) Notwithstanding any other provision of this 2002 Plan, in accordance with the provisions of Section 422(d) of the Code, to the extent that the aggregate Fair Market Value (determined at in accordance with Section 5.1(b)) of the stock of the Company with respect to which Incentive Options (without reference to this provision) are exercisable for the first time by any individual in any calendar year under any and all stock option plans of the Company, its subsidiary corporations and its parent (if any) exceeds $100,000, such Options shall be treated as Non-Qualified Options.

                  (e) An Optionee may, in the Board or the Committee's discretion, be granted more than one Incentive Option or Non-Qualified Option during the duration of this 2002 Plan, and may be issued a combination of Non-Qualified Options and Incentive Options; provided that non-employees are not eligible to receive Incentive Options.

                  (f) The duration of any Option and any right or SAR related to the Option shall be within the sole discretion of the Board or the Committee; provided, however, that any Incentive Option granted to a 10% or less stockholder or any Non-Qualified Option shall, by its terms, be exercised within ten years after the date the Option is granted and any Incentive Option granted to a greater than 10% stockholder shall, by its terms, be exercised within five years after the date the Option is granted.

                  (g) Any Option and any right or SAR related thereto shall not be transferable by the Optionee other than by will, or by the laws of descent and distribution. An Option may be exercised during the Optionee's lifetime only by the Optionee.

                  (h) At least six months shall elapse from the date on which an Option is granted to a director, officer or beneficial owner of more than 10% of the outstanding Common Stock under this 2002 Plan by the Board (or the Committee) to the date on which any share of Common Stock underlying such Option is sold or any SAR associated with such Option is exercised, unless the Board or the Committee otherwise consents in writing.

                  (i) In the event that stockholder approval of the 2002 Plan is not obtained within one year of the adoption of the 2002 Plan by the Board or within such other time period required under Section 422 and the regulations thereunder, all Options issued and issuable hereunder shall automatically be deemed to be Non-Qualified Options.

                  (j) The Committee may impose such other conditions with respect to the exercise of options, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

                                   ARTICLE VI
                        EMPLOYMENT OR SERVICE OF OPTIONEE

         Section 6.1 If the employment or service of an Optionee is terminated for cause, any vested or unvested Options, or rights to Options (collectively referred to herein as "Option Rights"), or SARs, if any, of such Optionee under any then outstanding Non-Qualified or Incentive Option shall terminate immediately. Unless the Board or the Committee determines to define "cause" differently and such definition is set forth in the Stock Option Agreement, "cause" shall mean incompetence in the performance of duties, disloyalty, dishonesty, theft, embezzlement, unauthorized disclosure of customer lists, product lines, processes or trade secrets of the Company, individually or as an employee, partner, associate, officer or director of any organization. The determination of the existence and the proof of "cause" shall be made by the Board or the Committee and, subject to the review of any determination made by the Committee by the Board, such determination shall be binding on the Optionee and the Company.

         Section 6.2 If the employment or service of the Optionee is terminated by either the Optionee or the Company for any reason other than for cause, death, or for disability, as defined in Section 22(e)(3) of the Code, the Option Rights, and SARs, if any, of such Optionee under any then outstanding Non-Qualified Option shall, subject to the provisions of Section 5.1(h) hereof, be exercisable by such Optionee at any time prior to the expiration of the Option or within three months after the date of such termination, whichever period of time is shorter, but only to the extent of the vested right to exercise the Option at the date of such termination. With respect to Incentive Options, such Options shall, subject to the provisions of Section 5.1(h) hereof, be exercisable by such Optionee at any time prior to the expiration of the Option, or within three months after the date of such termination, whichever period of time is shorter, but only to the extent of the vested right to exercise the Option at the date of such termination.

         Section 6.3 In the case of an Optionee who becomes disabled, as defined by Section 22(e)(3) of the Code, the Option rights of such Optionee under any then outstanding Incentive Option shall, subject to the provisions of Section 5.1(h) hereof, be exercisable by such Optionee at any time prior to the expiration of the Option or, in the case of an Incentive Option, within three months after the date of termination of employment or service due to disability, whichever period of time is shorter, but only to the extent of the vested right to exercise the Option, and SARs if any, at the date of such termination. With respect to any then outstanding Non-Incentive Options, the Option rights of such Optionee shall, subject to the provisions of Section 5.1(h) hereof, be exercisable by such Optionee at any time prior to the expiration of the Option, or within three months after the date of termination of employment or service due to disability, whichever period of time is shorter, but only to the extent of the vested right to exercise the Option, and SARs, if any, at the date of such termination.

         Section 6.4 In the event of the death of an Optionee, the Option rights of such Optionee under any then outstanding Incentive Option shall be exercisable by the person or persons to whom these rights pass by will or by the laws of descent and distribution, at any time prior to the expiration of the Option or within three months after the date of death, but only to the extent of the vested right to exercise the Option, and SARs, if any, at such time. Likewise, with respect to any then outstanding Non-Incentive Options, the Option rights exercisable by the person or persons to whom these rights pass by will or by the laws of descent and distribution shall, subject to the provisions of
Section 5.1(h) hereof, be exercisable by person or persons, at any time prior to the expiration of the Option, or within three months after the date of death, but only to the extent of the vested right to exercise the Option, and SARs, if any, at such time. If a person or estate acquires the right to exercise a Non-Qualified or Incentive Option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of such Option, and may require such consents and releases of taxing authorities, as the Committee may deem advisable.

         Section 6.5 In addition to the requirements set forth in the 2002 Plan, the Committee or the Board may set such other targets, restrictions or other terms relating to the employment or service of the Optionee, including but not limited to a requirement that an employee must be continuously employed by the Company for such period of time as the Board or Committee, in its discretion, deems advisable before the right to exercise any portion of an Option granted to such employee will accrue, which targets, restrictions, or terms must be fulfilled or complied with, as the case may be, prior to the exercise of any portion of an Option and/or SARs, if any, granted to any Optionee.

         Section 6.6 Options and/or SARs, if any, granted under the 2002 Plan shall not be affected by any change of duties or position, so long as the Optionee continues in the service of the Company.

         Section 6.7 Nothing contained in the 2002 Plan, or in any Option and/or SARs, if any, granted pursuant to the 2002 Plan, shall confer upon any Optionee any right with respect to continuance of employment or service by the Company nor interfere in any way with the right of the Company to terminate the Optionee's employment or service or change the Optionee's compensation at any time.

                                   ARTICLE VII
                               EXERCISE OF OPTIONS

         Section 7.1 Except as provided in this Article VII, an Option shall be exercised by tender to the Company of the total Option Exercise Price of the shares with respect to which the Option is exercised and written notice of the exercise. The right to purchase shares shall be cumulative so that, once the right to purchase any shares has vested, such shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the Option. A partial exercise of an Option shall not affect the right of the Optionee to exercise the Option from time to time, in accordance with the 2002 Plan, as to the remaining number of shares subject to the Option. The Option Exercise Price of the shares shall be in United States dollars, payable in cash or by certified bank check. Notwithstanding the foregoing, in lieu of cash, an Optionee may, with the approval of the Board or the Committee, exercise his Option by tendering to the Company shares of Common Stock of the Company owned by him and having an aggregate Fair Market Value at least equal to the total Option Exercise Price or by tendering part or all of one or more Options to purchase Common Stock of the Company for which the aggregate Fair Market Value of the Common Stock underlying exercise of the Option shall be at least equal to the Option Exercise Price. The Fair Market Value of any shares of Common Stock so surrendered shall be determined by the Board or the Committee by application of the methodology set forth in Section 5.1(b) hereof; except that the term "date of surrender" shall be substituted for the term "date of grant" in applying such Section 5.1(b).

         Section 7.2 Except as provided in Article VI, an Option may not be exercised unless the holder thereof is an officer, director, employee or consultant of the Company at the time of exercise.

         Section 7.3 No Optionee, or Optionee's executor, administrator, legatee, distributee or other permitted transferee, shall be deemed to be a holder of any shares subject to an Option for any purpose whatsoever unless and until a stock certificate or certificates for such are issued to such person(s) under the terms of the 2002 Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Article IX hereof.

         Section 7.4 If (i) the listing, registration or qualification of the Options issued hereunder, or of any securities that may be purchased upon exercise of such Options (the "Subject Securities") upon any securities exchange or quotation system, or under federal or state law is necessary as a condition of or in connection with the issuance or exercise of the Options, or (ii) the consent or approval of any governmental regulatory body is necessary as a condition of, or in connection with, the issuance or exercise of the Options, the Company shall not be obligated to deliver the certificates representing the Subject Securities or to accept or to recognize an Option exercise unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. The Company will take reasonable action to so list, register, or qualify the Options and the Subject Securities, or effect or obtain such consent or approval, so as to allow for their issuance.

         Section 7.5 An Optionee may be required to represent to the Company as a condition of his exercise of Options issued under this 2002 Plan: (i) that the Subject Securities acquired upon Option exercise are being acquired by him for investment and not with a view to distribution or resale, unless counsel for the Company is then of the view that such a representation is not necessary and is not required under the Securities Act of 1933, as amended, (the "Securities Act") or any other applicable statute, law, regulation or rule; and (ii) that the Optionee shall make no exercise or disposition of an Option or of the Subject Securities in contravention of the Securities Act, the Exchange Act or the rules and regulations thereunder. Optionees may also be required to provide (as a condition precedent to exercise of an Option) such documentation as may be reasonably requested by the Company to assure compliance with applicable law and the terms and conditions of the 2002 Plan and the subject Option.

                                  ARTICLE VIII
                            STOCK APPRECIATION RIGHTS

         Section 8.1 The Board or the Committee may, in its discretion, grant in connection with any Option, at any time prior to the exercise thereof, SARs to surrender all or part of the Option to the extent that such Option is exercisable and receive in exchange an amount payable in cash, shares of the Company's Common Stock or a combination thereof, as determined by the Board or the Committee, equal to the difference between the then Fair Market Value of the shares (valued at the then Fair Market Value, in accordance with the methodology set forth in Section 5.1(b), except that the term "date of surrender" shall be substituted for the term "date of grant,") issuable upon the exercise of the Option or portions thereof surrendered and the Option Exercise Price payable upon the exercise of the Option or portions thereof surrendered (the "Spread"). Such SARs may be granted only under the following conditions: (a) the SARs will expire no later than the expiration of the underlying Option; (b) the SARs may be for no more than one hundred percent ("100%)"of the Spread; (c) the SARs are transferable only when the underlying Option is transferable, and under the same conditions; (d) the SARs may be exercised only when the underlying Option is eligible to be exercised; (e) the SARs may be exercised only when the Spread is positive, i.e., when the Fair Market Value of the Common Stock subject to the Option exceeds the Option Exercise Price; and (f) any SARs granted to an Optionee shall be subject to all terms, conditions and provisions governing the Options, as expressed in the 2002 Plan and in the Option agreement issued to such Optionee pursuant to the 2002 Plan.

         Section 8.2 Each grant of an SAR under the Plan shall be evidenced by a Stock Appreciation Rights Agreement between the Optionee and the Company, which may either be a separate agreement between the Company and the Optionee, or may be incorporated into an Option Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee's other compensation. Each SAR Agreement shall specify the number of shares of Common Stock to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article IX.

         Section 8.3 Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. An SAR Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. SARs may be awarded in combination with Options, and the SAR Agreement may provide that the SARs will not be exercisable unless the related Options are forfeited. An SAR may be included in an Incentive Option only at the time of grant but may be included in an Non-Qualified Option at the time of grant or thereafter. An SAR granted under the Plan may provide that it will be exercisable only in the event of certain conditions that are determined in the sole discretion of the Board or the Committee.

         Section 8.4 Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price

                                   ARTICLE IX
                    CHANGE IN NUMBER OF OUTSTANDING SHARES OF
                    STOCK, ADJUSTMENTS, REORGANIZATIONS, ETC.

         Section 9.1 In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased, or changed into or exchanged for a different number of shares or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, or a dividend payable in capital stock, appropriate adjustment may be made by the Board or the Committee in the number and kind of shares for the purchase of which Options may be granted under the 2002 Plan, including the maximum number that may be granted to any one person. In addition, the Administrator may make appropriate adjustments in the number and kind of shares as to which outstanding Options, and, to the extent granted, SARs in connection therewith, or portions thereof then unexercised, shall be exercisable, to the end that the Optionee's proportionate interest shall be maintained as before the occurrence to the unexercised portion of the Option, and to the extent granted, SARs in connection therewith, and with a corresponding adjustment in the Option Exercise Price per share. Any such adjustment made by the Administrator shall be conclusive.

         Section 9.2 The grant of an Option and/or any SARs granted in connection therewith, pursuant to the 2002 Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

         Section 9.3 Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject Options and/or any SARs granted in connection therewith, are changed into or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company to an association, person, party, corporation, partnership, or control group as that term is construed for purposes of the Exchange Act, the 2002 Plan shall terminate, and all Options, and any SARs granted in connection therewith, theretofore granted hereunder shall terminate unless provision be made in writing in connection with such transaction for the continuance of the 2002 Plan and/or for the assumption of Options and/or any SARs granted in connection therewith, theretofore granted, or the substitution for such Options of options covering the stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the 2002 Plan and Options, and/or any SARs granted in connection therewith, theretofore granted shall continue in the manner and under the terms so provided. If the 2002 Plan and unexercised Options, and/or any SARs granted in connection therewith, shall terminate pursuant to the foregoing sentence, all persons owning any unexercised portions of Options then outstanding shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of their Options, including the portions thereof which would, but for this Section 9.3 not yet be exercisable; except that the exercise of any SARs after such termination shall be allowed solely at the discretion of the Board.

                                    ARTICLE X
                                WITHHOLDING TAXES

         Section 10.1 General. To the extent required by applicable federal, state, local or foreign law, an Optionee or his successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Stock or make any cash payment under the Plan until such obligations are satisfied.

         Section 10.2 Share Withholding. The Committee may permit an Optionee to satisfy all or part of his withholding or income tax obligations by having the Company withhold all or a portion of any shares of Common Stock that otherwise would be issued to him or by surrendering all or a portion of any shares of Common Stock that he or she previously acquired. Such shares of Common Stock shall be valued at their Fair Market Value in accordance with the methodology set forth in Section 5.1 (b) hereof, except that the term "date of surrender" shall be substituted for the term "date of grant" in applying such methodology.

                                   ARTICLE XI
                       DURATION, AMENDMENT AND TERMINATION

         Section 11.1 The Board may at any time terminate the 2002 Plan or make such amendments thereto as it shall deem advisable and in the best interests of the Company, without action on the part of the stockholders of the Company unless such approval is required pursuant to applicable law; provided, however, that no such termination or amendment shall, without the consent of the individual to whom any Option shall theretofore have been granted, affect or impair the rights of such individual under such Option. Pursuant to Section 422(b)(2) of the Code, no Incentive Option may be granted pursuant to this 2002 Plan more than ten years from the date the 2002 Plan is adopted or the date the 2002 Plan is approved by the stockholders of the Company, whichever is earlier.

                                   ARTICLE XII
                                  RESTRICTIONS

         Section 12.1 Any shares issued pursuant to the 2002 Plan shall be subject to such restrictions on transfer and limitations as shall, in the opinion of the Board or the Committee, be necessary or advisable to assure compliance with the laws, rules and regulations of the United States government or any state or jurisdiction thereof or any other applicable law. In addition, the Board or the Committee may in any Stock Option Agreement and/or SAR impose such other restrictions upon the exercise of an Option or upon the sale or other disposition of the shares of Common Stock deliverable upon exercise thereof as the Board or the Committee may, in its sole discretion, determine, including but not limited to provisions which allow the Company to reacquire such shares at their original purchase price if the Optionee's employment terminates within a stated period after the acquisition of such shares. By accepting an award pursuant to the 2002 Plan each Optionee shall thereby agree to any such restrictions.

         Section 12.2 Any certificate issued to evidence shares issued pursuant to an Option shall bear such legends and statements as the Board or counsel to the Company shall deem advisable to assure compliance with the laws, rules and regulations of the United States government or any state or jurisdiction thereof. No shares will be delivered under the 2002 Plan until the Company has obtained such consents or approvals from such regulatory bodies of the United States government or any state or jurisdiction thereof as the Board or counsel to the Company deems necessary or advisable.

                                  ARTICLE XIII
                              FINANCIAL ASSISTANCE

         Section 13.1 The Company is vested with authority under this 2002 Plan, at the discretion of the Board, to assist any employee who is not a director or executive officer of the Company or any of its subsidiaries and to whom an Option is granted hereunder, in the payment of the purchase price payable on exercise of that Option, by lending the amount of such purchase price to such employee on such terms and at such rates of interest and upon such security (or unsecured) as shall have been authorized by or under authority of the Board. Any such assistance shall comply with the requirements of (a) Regulation G promulgated by the Board of the Federal Reserve System, as amended, (b) the Sarbanes-Oxley Act of 2002, as amended, and (c) any other applicable law, rule or regulation.

                                   ARTICLE XIV
                              APPLICATION OF FUNDS

         Section 14.1 The proceeds received by the Company from the sale of stock pursuant to the exercise of Options under the 2002 Plan are to be added to the general funds of the Company and used for its corporate purposes as determined by the Board.

                                   ARTICLE XV
                              EFFECTIVENESS OF PLAN

         Section 15.1 This 2002 Plan shall become effective upon adoption by the Board, and Options may be issued hereunder from and after that date subject to the provisions of Section 3.3. This 2002 Plan must be approved by the Company's stockholders in accordance with the applicable provisions (relating to the issuance of stock or Options) of the Company's governing documents and state law or, if no such approval is prescribed therein, by the affirmative vote of the holders of a majority of the votes cast at a duly held stockholders meeting at which a quorum representing a majority of all the Company's outstanding voting stock is present and voting (in person or by proxy) or, without regard to any required time period for approval, by any other method permitted by Section 422 and the regulations thereunder. If such stockholder approval is not obtained within one year of the adoption of the 2002 Plan by the Board or within such other time period required under Section 422 and the regulations thereunder, this 2002 Plan shall remain in force, provided however, that all Options issued and issuable hereunder shall automatically be deemed to be Non-Qualified Options.

                                      *****

         IN WITNESS WHEREOF, pursuant to the adoption of this 2002 Plan by the Board of Directors of the Company, this 2002 Plan is hereby executed effective as of this 7th day of August, 2002.

                                                 TELETOUCH COMMUNICATIONS, INC.

                                                 ------------------------------
                                                 J. Kernan Crotty
                                                 President
ATTEST:

--------------------------------------
Douglas A. Sloan, Assistant Secretary

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

                                                                      APPENDIX D

                  [LETTERHEAD OF HOAK BREEDLOVE WESNESKI & CO.]
                                 13355 NOEL ROAD
                                   SUITE 1650
                               DALLAS, TEXAS 75240

August 7, 2002

Confidential
------------

Board of Directors
Teletouch Communications, Inc.
110 North College
Suite 200
Tyler, TX 75702

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to certain of the holders (the "Shareholders") of the outstanding shares of common stock of Teletouch Communications, Inc. (the "Company") of the issuances
(1) to GM Holdings, LLC ("GM") of warrants to purchase 6,000,000 shares of common stock of the Company and (2) to TLL Partners, LLC ("TLL Partners") of 1,000,000 shares of Series C Preferred Stock of the Company pursuant to the Restructuring Agreement dated May 17, 2002, as amended June 17, 2002 (the "Agreement"). Those issuances, and the agreements of GM and TLL Partners with the Company and the deliveries by GM and TLL Partners to the Company that are consideration for the issuances, pursuant to the Agreement and ancillary agreements are referred to together in this letter as the "Transaction." GM, TLL Partners, and affiliates of either of them are collectively referred to in this letter as the "Investors."

In connection with this opinion, we have reviewed, among other things, the Agreement and other documents filed or executed pursuant to the Agreement; the Company's audited financial statements for its fiscal years ended May 31, 2001 and 2000, and the Company's unaudited draft dated July 16, 2002 of its financial statements for its fiscal year ended May 31, 2002; and certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, and prospects of the Company, furnished to us by the Company. We also have held discussions with members of senior management of the Company concerning the business and prospects of the Company. In addition, we have reviewed certain financial and stock market data of the Company; we have compared those data with similar data of certain publicly held companies which we deemed to be relevant. We have also compared the proposed financial terms of the Transaction with the financial terms of certain other mergers, acquisitions, and restructurings which we deemed to be relevant. We also reviewed such other financial studies and analyses and performed such other investigations, and took into account such other matters, as we deemed necessary, including our assessment of general economic, market, and monetary conditions. Our opinion is based on economic, monetary, and market conditions existing on the date hereof.

In preparing this opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial statements reviewed by us, we have assumed that they were prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and fairly and accurately present the Company's financial condition and results of operations as of their respective dates in accordance with GAAP. We have assumed that the audited May 31, 2002 financial statements will not differ in any material respect from the draft provided to us. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company as to future performance of the Company. We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we obtained or been furnished with any such evaluations or appraisals. We have also assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company. We did not participate in negotiating or structuring the Transaction or consider the relative merits of the Transaction as compared to alternative business strategies or transactions. In addition, we were not requested to, and did not, solicit other third-party indications of interest in investing in or acquiring all or any portion of the Company.

This opinion has been prepared for the information of the Board of Directors of the Company (including its Special Committee). This opinion does not address the Company's underlying decision to effect the Transaction and does not constitute a recommendation as to how any Shareholder should vote with respect to the Transaction. We are not expressing any opinion as to any transaction between the Investors or with anyone other than the Company. This opinion may not be reproduced, summarized, described, or referred to, provided to any person, or otherwise made public or used for any other purpose without the prior written consent of Hoak Breedlove Wesneski & Co., except that this opinion may be reprinted in full in the Company's proxy statement with respect to the Transaction.

On the basis of, and subject to the foregoing, it is our opinion that as of the date hereof the Transaction is fair from a financial point of view to the Shareholders other than the Investors.

Very truly yours,

HOAK BREEDLOVE WESNESKI & CO.

By:   /s  Michael D. Craig
    ---------------------------------------------------
      Michael D. Craig, Managing Director

                                   [ L O G O ]

                         ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 7, 2002
                                     AT THE
                                 HOTEL ADOLPHUS
                              1321 COMMERCE STREET
                               DALLAS, TEXAS 75202

Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

                                  *-*-*-*-*-*-*

   THE FINANCIAL STATEMENTS AND NOTES TO FINANCIAL STATEMENTS, TOGETHER WITH QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK AND MANAGEMENT'S
 DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS WHICH ARE REQUIRED TO BE INCLUDED IN THIS PROXY STATEMENT ARE INCORPORATED HEREIN FROM
 THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED MAY 31, 2002. A
        COPY OF THE ANNUAL REPORT IS INCLUDED WITH THIS PROXY STATEMENT.